Exhibit 4.21
EXECUTION COPY
MANAGEMENT AGREEMENT
FOR
GRAND HYATT MACAU
© 2008 Hyatt of Macau Ltd. All rights reserved.
This document is proprietary to Hyatt of Macau Ltd., and may not be copied, in whole or in part, without the express written permission of Hyatt of Macau Ltd.

MANAGEMENT AGREEMENT
(Grand Hyatt Macau)

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MANAGEMENT AGREEMENT
(Grand Hyatt Macau)
THIS MANAGEMENT AGREEMENT (“Agreement”), dated this 30th day of August, 2008, by and between Melco Crown COD (GH) Hotel Limited (hereinafter called “Owner”), a company organized in Macau Special Administrative Region, with its registered office at Avenida Xian Xing Hai, № 105, Edificio Zhu Kuan, 19° andar, Petras A-C & K-N em Macau with its correspondence address at 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong Special Administrative Region, People’s Republic of China (“Hong Kong”) and Hyatt of Macau Ltd. (hereinafter called “Hyatt”), a company organized in Hong Kong Special Administrative Region, with its registered office at Tricor Services Limited, Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong, and its principal place of business at Suite 1301, The Gateway, Tower I, 25 Canton Road, Kowloon, Hong Kong Special Administrative Region, People’s Republic of China, and a wholly-owned subsidiary of Hyatt International Corporation (hereinafter called “H.I.”).
WHEREAS, Owner’s affiliate, Melco Crown (COD) Developments Limited (“Titleholder”), is acquiring a parcel of land in Macau, Special Administrative Region (“Macau”) upon which it intends to develop and construct a multi-use development comprised of a variety of facilities including, but not limited to, (i) a first-class casino to be operated by an affiliate of Owner (the “Casino”), and (ii) a twin tower hotel facility to be operated by Hyatt as a “Grand Hyatt” hotel; and
WHEREAS, the Titleholder and Hyatt originally intended to have the hotel facility operated with a Grand Hyatt hotel and also a Hyatt Regency hotel and accordingly, entered into an agreement to render management services in respect of the Grand Hyatt hotel dated 18 June 2006 between Hyatt and the Titleholder (the “Hyatt 2006 Agreement”) and an agreement dated 18th June 2006 between Hyatt and the Titleholder in connection with equivalent aforesaid management services related to the proposed Hyatt Regency hotel (the “Regency 2006 Agreement”).
WHEREAS, the Titleholder and Hyatt have considered and now determined that they wish that the twin tower hotel be operated as a single hotel of Grand Hyatt Standards, with one of the towers consisting of premium “Grand Club” guestrooms (“Tower A”) and the other of regular “Grand Hyatt” hotel rooms (“Tower B”); and
WHEREAS, the Titleholder and Hyatt desire (i) to novate the Hyatt 2006 Agreement and the Regency 2006 Agreement from the Titleholder in favour of the Owner and then terminate, as between the Titleholder and Hyatt, both the Hyatt 2006 Agreement and the Regency 2006 Agreement (as novated) all pursuant to a novation and termination agreement to be entered into between the Owner, the Titleholder and Hyatt (the “Novation and Termination Agreement”) and thereafter, terminate, as between the Owner and Hyatt, the Hyatt 2006 Agreement and Regency 2006 Agreement (as novated) pursuant to a termination agreement to be entered into between Hyatt and the Owner (the “Termination Agreement”) and (ii) for the Owner and Hyatt to enter into this replacement agreement for Hyatt to render management and related services, upon the terms and conditions hereinafter set forth.

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NOW THEREFORE, the parties hereto covenant and agree that performance by either party of an obligation with respect to a provision under either of the Hyatt 2006 Agreement or the Regency 2006 Agreement (as novated to the Owner in accordance with the Novation and Termination Agreement) that has already occurred prior to the date of the Termination Agreement shall be deemed to have occurred and be in satisfaction of but only to the extent of, the equivalent obligation mutatis mutandis of this Agreement, and the parties hereby further covenant and agree as follows:
ARTICLE I
The Site and Design, Construction, Equipping and Furnishing of the Hotel
Section 1. The Site.
The Development (as hereinafter defined) shall be constructed upon lands to be granted to the Titleholder located at Cotai, Macau S.A.R., in that area known (or to be known) as the “City of Dreams” (hereinafter called the “Site”) and as more particularly described on Exhibit A1 attached hereto.
Section 2. Construction, Furnishing and Equipping of the Hotel.
On the Site, subject to applicable provisions set forth in Section 15 of Article III, Owner shall, at its expense, and in accordance with the plans, specifications and designs (which shall be produced by or on behalf the Titleholder or as it may direct) substantially in conformity with H.I.’s Design and Engineering Recommendations and Minimum Standards for newly-constructed hotels and comparable to those prevailing for “Grand Hyatt” hotels under construction around the world, as at the date hereof and as defined and acknowledged in Clause 3.1 of the TSA (hereinafter defined) (the “Grand Hyatt Standards”), and with all reasonable diligence procure at its expense, the building, equipping, furnishing and decoration of the Hotel (hereinafter defined). During the Operating Term (as defined below), the maintenance of the Grand Hyatt Standards with respect to the Hotel, insofar as they relate to structural (except those in relation to the basic building frame or supporting structure of the Hotel), equipping, furnishing and decoration shall be subject to changes and the implementation of any such changes shall be required if they are implemented at a majority of Grand Hyatt hotels in the Asia Pacific region but if they are not so implemented at a majority of Grand Hyatt hotels in the Asia Pacific region, then they shall be subject to the agreement of Owner and Hyatt in advance, such agreement not to be unreasonably withheld.
Section 3. The Hotel.
The hotel (the “Hotel”) shall consist of the following:
A. that portion of the Site dedicated to the Hotel and more particularly described on Exhibit A2 attached hereto (the “Hotel Site”);
B. Tower A and Tower B and associated podium facilities located on the Hotel Site, completely air conditioned, with access to the Site, including:-
(1) areas and facilities therein, including (a) approximately 367 guest rooms and suites, each with private bathroom in Tower A, (b) approximately 423 guest rooms, each with private bathroom in Tower B, (c) restaurants, bars and banquet, ballroom, meeting and other public rooms, (d) commercial space for the sale of merchandise, goods or services, (e) garage or other parking space for guests and employees, (f) storage and service support areas, (g) offices for employees, (h) health (fitness) and business centers, and (i) recreational facilities and areas;

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(2) appropriate millwork (including, but not limited to, built in cabinetry, shelving, internal decorations and similar assets) and all installations and building systems necessary for the operation of the Hotel for hotel purposes (including, without limitation, elevator, heating, ventilating, air conditioning, electrical including lighting, plumbing including sanitary, refrigerating, telephone and communications, safety and security, laundry and kitchen installations and systems);
(3) all furniture and furnishings, which shall include guest room, office, public area, and other furniture, carpeting, draperies, lamps and similar items;
(4) kitchen and laundry (if necessary) equipment (it being recognized that the Hotel may use a valet or third party laundry service);
(5) special hotel equipment, and adequate spare parts therefor, which shall include (a) all equipment required for the operation of (i) guest rooms, including televisions, mini-bars and safes, (ii) banquet rooms, (iii) employee locker rooms, and (iv) a health (fitness) center, (b) office equipment, including computer hardware and software as selected by H.I. and being compatible with software selected by Owner for use in the Development, (c) dining room wagons, (d) material handling equipment, (e) cleaning and engineering equipment, and (f) motor vehicles as required for guest and employee transportation;
(6) dining room accessories, kitchen utensils, engineering tools and equipment, housekeeping utensils and miscellaneous equipment and accessories (hereinafter called “Ancillary Hotel Equipment”); and
(7) uniforms, china, glassware, linens and silverware and the like (hereinafter called “Operating Equipment”);
C. such other facilities and appurtenances within the Hotel, as are necessary or desirable with respect to the Hotel under Grand Hyatt Standards and/or the Grand Hyatt Operating Standards (as defined in Article III Section 1A) as the case may be.
The items to be supplied by Owner under (3), (4) and, with the exception of spare parts, (5) of subsection B above are hereinafter collectively referred to as “Furnishings and Equipment”.
Section 4. Mixed-Use Development.
Owner has advised Hyatt that the balance of the Site, excluding the Hotel Site, shall be dedicated to other uses, including retail, a casino, an apartment hotel tower and two other hotel towers, all of which will be operated by companies which may be affiliated with Owner (collectively, the “Development”).

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Section 5. Title to the Hotel.
Owner warrants that, save as permitted pursuant to the other provisions of this Section, it has, or will acquire, and throughout the Operating Term (as defined in Article II Section 1 below) will maintain a full right to use or occupy the Hotel through a lease, concession, ownership of strata unit, right to use, sub-right to use or other agreement (the “Right to Use Agreement”). Owner shall keep and maintain said lease, concession, ownership, right to use, sub-right to use or other agreement with respect to the Hotel in full force and effect throughout said term, free and clear of any liens, encumbrances, covenants, charges, burdens or claims, except (a) those that permit or do not materially and adversely affect the operation of the Hotel by Hyatt, through the General Manager on behalf of the Owner in accordance with and subject to this Agreement (b) those arising by operation of law, (c) those arising as a result of or in connection with any act or omission by Hyatt or any of its affiliates (or any of its or their respective officers, employers, agents or contractors), (d) those arising as a result of or in connection with any act or omission or other event or circumstance contemplated hereby or permitted hereunder, (e) those arising under or permitted by or in connection with any documents entered into with any lenders or other persons (together, “Lenders”) in connection with the financing of the construction and development of the Development or any other requirements of the Owner or its affiliates or, in either case, any restructuring or refinancing thereof (the “Financing Documents”) or the enforcement thereof, or (f) those arising under or as permitted under any agreement that provides that this Agreement shall not be subject to forfeiture or termination, except only in accordance with the provisions of this Agreement. Owner further warrants that Hyatt, through the General Manager, on distributing the profits to Owner in accordance with this Agreement and fulfilling its other obligations hereunder, shall and may peaceably and quietly manage and operate the Hotel during the entire Operating Term. Notwithstanding the generality of the foregoing, in the event that Owner shall, through banks or other Lenders, finance the construction of the Hotel, or refinance the Hotel, or use the Hotel as collateral in connection with a borrowing for non-Hotel purposes, Owner shall secure a non-disturbance and attornment agreement, in a form and content reasonably acceptable to Hyatt, from such Lenders. Such agreement between the Lenders and Hyatt would provide for matters which may arise following any foreclosure or similar action by the Lender or Lenders and their successors and assigns, including any person who may acquire the assets of the Hotel. Subject to the consent and approval of the Lenders, Owner will procure the Titleholder to enter into an agreement with Hyatt in relation to matters which may arise out of the termination of the Right to Use Agreement, in form and substance reasonably satisfactory to the Titleholder and Hyatt.
Hyatt acknowledges that the Titleholder is responsible for the payment and discharge of any ground rents, or other rental payments, concession charges and any other charges payable by such Titleholder in respect of the Hotel Site. Owner undertakes to procure that the Titleholder take all appropriate actions with respect to its capacity as holder of title to the Hotel Site in order that Hyatt can perform its obligations under this Agreement. Hyatt also acknowledges that the Titleholder is responsible to pay all real estate taxes and assessments that may become a lien on the Hotel and that may be due and payable during the Operating Term, unless payment thereof is in good faith being contested by Titleholder and enforcement thereof is stayed, and Owner undertakes that it shall, at its expense, procure the timely payment of all such taxes and assessments. Owner shall not later than twenty (20) days following the written request by Hyatt or the General Manager furnish to Hyatt or the General Manager copies of official tax bills and assessments and tax receipts showing the payment of such taxes and assessments, as received from the Titleholder.

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Section 6. Fund for Training, Pre-Opening and Opening Expenses.
Hyatt shall prepare a training, pre-opening and opening expenses budget (the “Pre-opening Budget”) and deliver such Pre-opening Budget (in the format as outlined in Appendix B attached hereto) to Owner for its approval, which approval shall not be unreasonably withheld, and shall be given by no later than September 30, 2008 (or such other date as may be agreed to by Hyatt and Owner) for a projected formal opening date of the Hotel of September 30, 2009 or such other date as may be agreed by the parties or otherwise notified to Hyatt by the Owner in writing (“Target Opening Date”). Owner shall make available funds as required in accordance with the Pre-opening Budget, pursuant to a disbursement schedule prepared by Hyatt and approved by Owner and shall deposit such funds into a bank account of the Owner but designated in the trade name of the Hotel (the “Pre-opening Account”). The authorized signatories of this Pre-opening Account shall be the General Manager or an Executive Assistant Manager of the Hotel as “A” signatories and the Director of Finance or Assistant Director of Finance of the Hotel as “B” signatories and such other signatories as may be agreed to between Owner and Hyatt. Such authorized signatories shall be approved by resolution(s) of the Board of Directors or, if required, the shareholders of Owner. The Pre-opening Budget shall include the costs and expenses of (a) recruiting, relocating, training and compensating Hotel employees (including temporary subsistence for relocated employees until they have procured permanent accommodations within or outside the Hotel in accordance with H.I.’s personnel policies), (b) organizing Hotel operations, (c) pre-opening advertising, promotion, and literature, (d) obtaining all necessary licenses and permits (including the fees of attorneys and other consultants incidental thereto), (e) interim office space outside the Hotel, (f) telephone, telefax and electronic mail charges, (g) travel and business entertainment (including opening celebrations and ceremonies), (h) the staff facilities described in Section 14 of Article III, and (i) other pre-opening activities incurred prior to or concurrently with the formal opening of the Hotel. Hyatt and its affiliates and other hotels operated by H.I. and its affiliates shall be reimbursed for all reasonable costs (evidenced by valid receipts in appropriate cases) incurred by them in connection with pre-opening activities of the Hotel, including, inter-alia, (a) for a period of twelve (12) months prior to the formal opening of the Hotel, Chain Marketing Services as defined in Section 2 of Article VII, based on US$394.00 (in 2008 United States dollars) per guest room, per annum, (b) the salaries, transportation, and subsistence outside the Hotel of personnel of Hyatt, its affiliates or other H.I. hotels assigned temporarily to the Hotel to assist in pre-opening activities (Hyatt shall make available to Owner, upon request, information on any such salaries and other subsistence to demonstrate the validity and accuracy of any such amounts), and (c) the expenses, excluding salaries, of such personnel making occasional visits to the Hotel in connection with pre-opening activities (with suitable evidence to demonstrate the validity and accuracy of any such expenses), provided that such costs are included within the Pre-opening Budget.
The Pre-opening Budget shall be revised as necessary prior to the formal opening of the Hotel, provided that such revisions do not or will not result in the total amount disbursed, with the exception of the additional amounts required, as provided below in this Section, as the result of postponement of the formal opening of the Hotel beyond Target Opening Date, exceeding the total of the initially agreed Pre-opening Budget. Accordingly, amounts allocated for various expense classifications within the Pre-opening Budget may be increased or decreased by Hyatt in consultation with Owner.

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For the purposes hereof, Hyatt and the General Manager shall utilize the currency of Macau (“Patacas”) to the fullest extent possible and the balance of the funds required hereunder shall be made available in United States dollars or in currency freely convertible into United States dollars, without reduction for income, withholding, business tax, if any, value added or any other taxes imposed by Macau or the People’s Republic of China, or bank charges or any other charges. If the tax authorities of Macau or the People’s Republic of China shall impose any income, withholding, business tax, if any, value added or other tax upon the funds for pre-opening expenses, the Pre-opening Budget shall in any event be revised so that it includes such taxes in order that such funds shall be available to Hyatt and/or the General Manager, on a full and timely basis.
If Hyatt shall not receive timely payment from Owner of pre-opening funds in accordance with the aforesaid Pre-opening Budget, Hyatt shall have the right, but not the obligation, to fund such pre-opening expenses in accordance with the Pre-Opening Budget and to be reimbursed therefor, all subject to and in accordance with the provisions of Article XI of this Agreement.
In the event of the postponement of the formal opening of the Hotel beyond the Target Opening Date the newly scheduled formal opening date notified in accordance with Section 6 of this Article 1 shall be set forth in a memorandum to be signed by Hyatt and Owner. Hyatt shall and shall procure that the General Manager, shall during the period of 3 months following the Target Opening Date use their best efforts to minimize the additional costs and expenses resulting from such postponement and any such additional costs and expenses shall be agreed by Owner and Hyatt (such agreement not to be unreasonably withheld or delayed). If by the expiry of a period of 3 months from the Target Opening Date the formal opening of the Hotel has not occurred, Owner and Hyatt shall agree any appropriate increases in the Pre-opening Budget as reasonably required by Hyatt, as agreed with Owner (such agreement not to be unreasonably withheld or delayed), due to the delay in, and until, the formal opening of the Hotel beyond a period of 3 months from the Target Opening Date. With the consent of Owner, Hyatt may, through the General Manager on behalf of the Owner, prior to said formal opening conduct partial operations of the Hotel, the expenses and revenues of said partial operations to increase or reduce the pre-opening expenditures budgeted in accordance with the provisions of this Section, and Hyatt shall be entitled to receive monthly its basic management and incentive fees, at the rates provided for in Section 1 of Article IV and upon the terms set forth in Section 2 of Article IV, based upon Revenue and Gross Operating Profit, as defined in Article V, resulting from such partial operations.
With the exception of fees for partial operations as provided for above, neither Hyatt nor any affiliate of Hyatt shall receive any fee or profit for rendering pre-opening services as described in this Section 6. However, if this Agreement shall be terminated before the expiration of five (5) years following the formal opening of the Hotel as the result of any default by Owner, then Hyatt shall be entitled to receive from Owner, as liquidated damages solely to compensate Hyatt for rendering pre-opening services (and without prejudice to Hyatt’s right (if any) to claim and receive damages to compensate it for any other loss arising in respect of the termination of this Agreement, including, without limitation, the loss of Hyatt’s future fees and other entitlements hereunder for itself and for H.I. affiliates), the amount of US$1,000,000. The parties agree that the US$1,000,000 is the actual quantum of the damages in respect of the value of pre-opening services Hyatt would suffer due to such early termination and that the same is a genuine pre-estimate of such damages and loss under or in connection with this Agreement by Hyatt, HI and the HI affiliates in respect of such pre-opening services.
Hyatt shall, through the General Manager on behalf of the Owner, within four (4) months after the formal opening of the Hotel, account to Owner for all expenditures made under this Section and pay over to Owner forthwith any excess of the funds advanced by Owner over the total of such expenditures.

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Section 7. Formal Opening of the Hotel.
The formal opening of the Hotel shall occur on a date to be mutually agreed upon by Owner and Hyatt (which agreement shall not, notwithstanding any of the provisions hereof, be unreasonably withheld or delayed), by reference to the Target Opening Date and in any event only after (a) (i) the Hotel has been practically completed including without limitation in accordance with that certain Technical Services Agreement, dated the date hereof between Owner and Hyatt International Technical Services, Inc. (“TSA”) and (ii) the Furnishings and Equipment, Ancillary Hotel Equipment and Operating Equipment have been substantially installed therein, all in accordance with the provisions of Section 2 of this Article, (b) the construction manager has issued its certificate of completion, (c) all licenses and permits required for the operation of the Hotel (including police, fire and health department permits) have been obtained, save in respect of those where failure to obtain any such license and permits for any part of the Hotel will not affect the operation of the Hotel as a whole, (d) adequate working capital has been furnished by Owner in accordance with Section 1 of Article VII, and (e) the Hotel is ready to render appropriate service to guests on a fully operational basis to Grand Hyatt Operating Standards (as defined below). Hyatt shall promptly upon becoming aware (and, in any event, prior to the Target Opening Date) notify the Owner with supporting evidence reasonably acceptable to Owner of any circumstances in which the Hotel does not or is not reasonably likely to meet the above paragraph (e) criteria, the burden of proof being on Hyatt. Notwithstanding the formal opening of the Hotel (but subject to the foregoing), Owner shall proceed diligently thereafter to fulfill all of its obligations hereunder regarding the construction, furnishing, equipping and decorating of the Hotel and to cure all defects or deficiencies as to which notice shall be given by Hyatt to Owner as soon as practicable after said formal opening.
ARTICLE II
Operating Term and Provisions Relating to Termination
Section 1. Operating Term.
The term of this Agreement shall commence upon the date hereof and the initial operating term hereunder shall commence at the formal opening of the Hotel and expire at midnight on December 31 of the eighteenth (18th) full calendar year following said formal opening subject to earlier termination (if any) in accordance with the terms hereof. “Operating Term” shall mean and include the initial operating term subject as aforesaid and any extension thereof as may be mutually agreed by the parties, each acting in their sole discretion.
Section 2. Termination Related Provisions.
(1) Upon the expiration or earlier termination of this Agreement for whatever cause, Hyatt shall, at Owner’s cost and expense, novate or assign to Owner or otherwise put into the name of Owner if not already in that name, all contracts (if any and without prejudice to the restriction on Hyatt entering into contracts in its own name on behalf of the Owner in Article III Section 3 and Section 7) entered into by Hyatt in relation to the Hotel or the performance of Hyatt’s obligations hereunder, subject, where appropriate, to the Owner’s right to refuse such novation or agreement, where the contract in question is not entered into in the Hotel’s and Hyatt’s ordinary course of trading or contains unusually onerous terms and subject to any costs under the contract having been included by Owner and Hyatt as part of the operating expenses or management fee payable to Hyatt in accordance with this Agreement. Provided however, Owner understands and agrees that contracts entered into by Hyatt or its affiliates for services which are provided for the benefit of hotels operated by Hyatt or its affiliates, such as credit card acceptance agreements, frequent flyer program participation agreements and the like, shall not be novated or assigned to Owner upon the expiration or termination of this Agreement.

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(2) Hyatt shall deliver to the Owner (or its agent or nominee) all plans, designs, drawings, layouts, specifications and other documents or materials (which are not owned by Hyatt) relating to the Hotel or created or acquired by Hyatt, on behalf of Owner, in the performance of its obligations hereunder and in the custody or control of Hyatt within thirty (30) days from termination.
(3) Hyatt shall leave at the Hotel all property located therein (other than property owned by or proprietary to Hyatt or affiliates of Hyatt) in its then existing condition.
ARTICLE III
Operation of the Hotel
Section 1. Key Operating Principles.
In recognizing that the Hotel forms part of the Development which comprises an integrated entertainment complex including a casino, the parties have agreed on their management philosophy in undertaking their respective roles as manager and owner of the Hotel and have recorded those philosophies in the key operating principles set out in Appendix D (“Key Operating Principles”). The intention is to ensure that Hyatt performs its management services and its obligations under this Agreement having regard to the Key Operating Principles and that Owner will perform its obligations under this Agreement having regard to the Key Operating Principles. The Key Operating Principles must be reviewed annually by the parties after the Annual Plan is agreed in accordance with Section 4 of Article VII, and any agreed amendments to the Key Operating Principles must be recorded in an instrument supplemental hereto and signed by the parties.
Section 1A. Standards of Operation.
Hyatt shall, through the General Manager and on behalf of the Owner, operate the Hotel to the standards comparable to those that are customary and usual and generally prevailing in international, upscale Grand Hyatt hotels operated by HI and it’s subsidiaries and affiliates in the Asia Pacific region, provided that the same is not in contravention of Macanese law or regulation (the “Grand Hyatt Operating Standards”). Hyatt shall, through the General Manager and on behalf of the Owner, conduct all activities of the Hotel in a manner that is customary and usual to such an operation and in accordance with the laws and regulations of Macau and, insofar as feasible and in its opinion advisable, local character and traditions, with diligence and care generally attributable to a professional manager of a hotel with similar characteristics. Hyatt shall perform and shall use its diligent efforts to ensure that the General Manager acts, with reasonable skill, care and diligence in a professional and appropriate manner in the operation of the Hotel and that the relationship with Owner operates through channels of dialogue and transparency.
For the purpose of this Agreement, Owner undertakes from time to time to provide to Hyatt and General Manager written information related to relevant requirements concerning the operation of the Hotel and this Agreement, under the Financing Documents, and Hyatt shall, and shall procure that the General Manager shall, consistent with the rights and obligations of Hyatt under the terms of this Agreement use commercially reasonable efforts to comply therewith.

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Section 2. Control of Operation.
Hyatt shall, through the General Manager and on behalf of the Owner control, operate and manage of the Hotel in accordance with and subject to this Agreement. Nothing herein shall constitute or be construed to be or to create a partnership or joint venture between the Owner and Hyatt, and without prejudice to any other rights or remedies of Owner, the right of Owner to receive financial returns solely based upon the operation of the Hotel shall not be deemed to give Owner any rights or obligations, save as otherwise set out in this Agreement, with respect to the operation or management of the Hotel. Recommendations with respect to the operation of the Hotel and any matter addressed or contained in the Annual Plan or, as the case may be, the Approved Annual Plan (each as defined in Section 4D of Article VII hereof) made by Owner shall be considered by Hyatt and the General Manager and, (a) if required by law or regulations, shall be implemented or (b) if otherwise consistent with Grand Hyatt Operating Standards shall be implemented where feasible. Any such matters may be discussed, at Owner’s discretion, in the monthly meeting with the General Manager as provided in Section 6 of this Article III. The control and management by Hyatt, through the General Manager on behalf of the Owner, shall include, subject always to the other terms of this Agreement, the use of the Hotel for all customary purposes, terms of admittance, charges for rooms and commercial space, entertainment and amusement, food and beverages, labor policies, wage rates and the hiring and discharging of employees, maintenance of and, holding of funds in, the bank accounts of the Owner designated in the trade name of the Hotel, and all phases of promotion and publicity relating to the Hotel. Hyatt shall have the right to select and appoint, on behalf of Owner and subject to and in accordance with this Agreement, all employees of the Hotel, including the General Manager, the executive committee members, expatriate personnel and other key executives of the Hotel; provided, however, Owner shall have the right to approve, which approval shall not be unreasonably withheld, the appointment of the General Manager, the Director of Finance and the Director of Marketing of the Hotel and any replacements thereof (collectively, “Hyatt Senior Managers”) and Owner will be responsible for reasonable accommodation expenses of such Hyatt Senior Managers (which accommodations shall be consistent with H.I. standards and policies generally in effect for those having equivalent positions to Senior Managers at hotels of comparable standing, quality and size to the Hotel), as separately agreed between Hyatt and Owner. Owner shall have the right, on any occasion where Hyatt believes it is necessary to appoint a new General Manager, Director of Finance, or Director of Marketing, to meet the candidate(s) for such positions and to express to Hyatt its approval or articulate concerns about such candidate(s).
Section 3. Leases and Concessions.
Hyatt shall, through the General Manager and on behalf of the Owner, operate in the Hotel, subject to the terms of this Agreement, all facilities and provide all services that are located within the confines of the Hotel and are dedicated to service of the guests of the Hotel (including, without limitation, the lobby shop and newsstand). Hyatt shall not lease or grant concessions in respect of such services or facilities without the prior written consent of Owner, which shall not be unreasonably withheld, except that Hyatt or the General Manager shall have the right in the Owner’s name or, if agreed to between Hyatt and the Owner, in its own name as agent of Owner, to lease or grant concessions on arm’s length terms and for fair market value in respect of commercial space or services of the Hotel that are generally and customarily subject to lease or concession in comparable hotels, provided that this Section is subject to provisions in Section 7 of this Article III. The rentals or other payments received by Hyatt, the General Manager or Owner under each such lease or concession (but not the receipts of the lessees or concessionaires) shall be included in the Revenue, as hereinafter defined.

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No lessee or concessionaire shall be allowed to utilize the name “Grand Hyatt Macau” or “” in Chinese directly as part of its trade name in its advertising or promotional materials. However, lessees or concessionaires operating in the Hotel shall be at liberty to state the name “Grand Hyatt Macau” or “” in Chinese as part of their address.
Section 4. Management Services.
Without limiting the generality of the foregoing, during the term of this Agreement Hyatt shall, through the General Manager and on behalf of the Owner, inter-alia:
(a) ask for, demand, collect and give receipts for all charges, rents and other amounts due from guests, patrons, tenants, sub-tenants, concessionaires and other third parties providing services to guests of the Hotel and, when desirable or necessary, cause notices to be served on such guests, patrons, tenants, sub-tenants and concessionaires to quit and surrender space occupied or used by them;
(b) arrange for association with one or more credit card systems in conformity with H.I.’s general policy in such regard;
(c) recruit, interview, and hire employees of the Hotel and pay from the Operating Bank Account(s) of the Hotel salaries, wages, taxes thereon as appropriate, and social benefits;
(d) subject to the affiliate provisions of Section 8 of this Article III, establish purchasing policy for the selection of suppliers and negotiate supply contracts to assure purchases on the best available terms;
(e) subject to the affiliate provisions of Section 8 of this Article III, arrange for the purchase of utilities, equipment maintenance, telephone and telex services, vermin extermination, security protection, garbage removal and other services necessary for the operation of the Hotel, and for the purchase of all food, beverages, operating supplies and expendables, Furnishings and Equipment and such other services and merchandise necessary for the proper operation of the Hotel;
(f) provide appropriate sales and marketing services including definition of policies, determination of annual and long-term objectives for occupancy, rates, revenues, clientele structure, sales terms and methods;
(g) provide appropriate advertising and promotional services including definition of policies and preparation of advertising and promotional brochures (folders, leaflets, tariffs and fact sheets, guide books, maps, etc.) to be distributed in H.I. hotels and sales offices;
(h) cause its affiliates to furnish the sales and marketing services and centralized reservation services as provided for in Section 2 of Article VII;

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(i) make available its own and its affiliated companies’ personnel for the purpose of reviewing all plans and specifications for alteration of the premises, and advising with reference to the design of replacement Furnishings and Equipment and the quantities required, and in general for the purpose of eliminating operational problems or improving operations;
(j) establish and implement training and motivational programs for employees, such as the “Training for Your Future” program and other training and motivational programs implemented in H.I. hotels;
(k) arrange for the insurance coverage to be maintained by Hyatt as provided in Section 2 of Article VIII and comply with the terms of all applicable insurance policies;
(l) subject to Owner’s approval, institute in the name of Owner lawsuits or other legal actions in connection with the operation of the Hotel deemed necessary or advisable by Hyatt, provided that Owner shall have the right to participate in and approve any settlement or compromise thereof;
(m) install and maintain the accounting books and records in accordance with the provisions of Section 1 of Article V and other information systems required for the efficient operation of the Hotel and file such tax returns relating to Hotel operations as may be required by the laws of Macau;
(n) subject the accounting books and records and operations systems of the Hotel to review by internal auditors of H.I. or its affiliates;
(o) maintain and enhance the computer software for the Hotel operations management system; and
(p) pay, when due, the Common Area Allocation (as hereinafter defined) and the Marketing Allocation (as hereinafter defined) for the Hotel.
Section 5. Operating Bank Account(s).
Hyatt shall, through the General Manager and on behalf of the Owner, deposit all funds received from the operation of the Hotel into one or more bank account(s) in the name and title of the Owner but which may be designated in the trade name of the Hotel (the “Operating Bank Accounts”) that shall be opened by Owner and operated by Hyatt for the benefit of Owner, at an internationally recognized bank in good standing chosen by Owner, and from which disbursements of the entire cost and expense of maintaining, conducting and supervising the operation of the Hotel, the payments pursuant to Sections 1 and 3 of Article IV, Section 2 of Article VII, capitalized alterations, additions and improvements pursuant to Sections 2 and 3 of Article VI, and any other expenditures, all as permitted by and in accordance with the terms of this Agreement shall be made by, and in accordance with the requirements for, the sole authorized signatories of the Operating Banks Account(s) (as specified below), designated by Hyatt and approved by Owner (in the case of the “A” signatories and the “B” signatories (each as referred to below)), each of whose signatures shall be authorized by resolution of the Board of Directors or, if required, the shareholders of Owner. The sole authorized signatories of the Operating Bank Account(s) shall be the General Manager or an Executive Assistant Manager of the Hotel (as “A” signatories), the Director of Finance or Assistant Director of Finance of the Hotel (as “B” signatories), and such other signatories agreed to by Hyatt and Owner from time to time. Notwithstanding the foregoing, Owner’s approval (not to be unreasonably withheld, conditioned or delayed) shall be required prior to payment of any single transaction (or series of related transactions) of an amount equal to or in excess of US$200,000 (in 2008 terms, and which amount shall on an annual basis be adjusted by the consumer price index of Macau S.A.R.), but excluding any payment for salaries and salary related expenses of the Hotel employees, insurance premiums, reimbursement of Chain Allocation expenses, payment of Reservations charges, payment of charges for the Gold Passport program (as each of the foregoing are defined or provided in Section 2 of Article VII hereof), and payment for service contracts in the Approved Annual Plan (as defined in Section 4D of Article VII). All monies in the Operating Bank Accounts and any interest accrued or accruing thereon, are Owner’s property and under no circumstances may these monies be mingled with any funds which are not connected with the operation of the Hotel. Notwithstanding any of the foregoing, Hyatt shall only make expenditures from the Operating Bank Accounts in a manner consistent with the Approved Annual Plan and the terms of this Agreement.

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Section 6. Consultations with Owner.
The General Manager of the Hotel shall meet with Owner monthly to review, explain to and discuss with Owner the monthly financial and operating results and cash flows of the Hotel, to review the forecast for the next succeeding three (3) months of the Hotel, and to discuss other operational matters and matters of interest to Owner. In addition, at Owner’s request, Hyatt’s Area Vice President (or other appropriate executive) shall meet with Owner on a quarterly basis to review the operation of the Hotel and to discuss the quarterly results. Hyatt’s Area Vice President (or other appropriate executive) shall also, upon Owner’s request, explain and discuss with the appointed representative(s) of Owner the Annual Plan (as hereinafter defined) and the opinions, views and recommendations of Owner with respect thereto.
Section 7. Hyatt’s and General Manager’s Right to Contract.
In order to carry out its duties under this Agreement during the Operating Term, Hyatt shall, through the General Manager and on behalf of the Owner, have the right, in the name of the Owner, and as permitted by and in accordance with this Agreement, to incur expenses and to enter into contracts with third parties in the ordinary course of trading of the Hotel and the Owner, in connection with pre-opening activities pursuant to Section 5 of Article I as well as during the Operating Term, which such contracts may include, without limitation, contracts for sales of rooms, food and beverages and other facilities of the Hotel, the purchase of food and beverages and Operating Supplies (as defined in Article VII Section 1 below), employment of personnel, advertising and business promotion, repairs and maintenance, administration, heat, light and power, insurance, legal and accounting services, and other goods and services; provided, however, that save to the extent Owner has waived this requirement, any contract (or a series of related contracts) involving any amounts or other obligations or liabilities (excluding payments hereunder to Hyatt or any employees) in excess of US$200,000 in 2008 terms, which amount shall be adjusted on an annual basis by the consumer price index of Macau, S.A.R. shall require the prior approval of Owner. Hyatt shall not enter into any onerous or restrictive obligations which would not normally be undertaken by an operator of a hotel of the same class. Pursuant to and subject to compliance with Section 5 of this Article, all amounts due and payable to the suppliers of goods and services in accordance with the terms of such contracts shall be paid from the Operating Bank Account(s) of the Hotel, which shall be replenished, to the extent necessary to make all such payments, by Owner, as required under Section 1 of Article VII of this Agreement. Any such contracts entered into by Hyatt or the General Manager on behalf of Owner in accordance with this Section 7 and this Agreement shall be honored by Owner if they shall survive earlier termination of this Agreement. Hyatt must obtain the approval of Owner before entering into any contract with a term that exceeds the Operating Term. So long as Hyatt complies with the terms of this provision with respect to the matters set forth in this Section 7, Hyatt shall be deemed to be in compliance with the terms and conditions with respect to the matters set forth in this Section 7 and shall not have any further liability or obligations with respect to the matters set forth in this Section 7.

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Section 8. Contracts with Hyatt Affiliates.
Subject to the provisions of this Section 8, in its management of the Hotel, Hyatt or the General Manager, may on behalf of the Owner purchase goods, supplies, insurance and services from or through H.I. or any of their respective affiliates so long as the prices and terms thereof are competitive with the prices and terms of goods, supplies and services of equal quality available from third parties including subject to the provisions of this Section 8, Hyatt may on behalf of the Owner retain itself or H.I. or any of their respective affiliates as a consultant and to perform technical services in connection with the maintenance and enhancement of computer software for the Hotel operations management system and any substantial remodeling, repairs, construction or other capital improvement to the Hotel and Hyatt or H.I. or their respective affiliates shall be reasonably compensated for its services. Hyatt shall, through the General Manager and on behalf of the Owner, have the right on behalf of the Owner to utilize the Hotel and its facilities to train employees of other hotels operated by Hyatt or H.I. and their respective affiliates. The Hotel shall be reimbursed for any additional expenses that may be caused as a result of such training, unless such expenses shall be offset by benefits accruing to the Hotel arising out of services performed by such trainees provided that such offset shall not exceed the reimbursement amount. Except for Chain Marketing Services and other services identified in Article VII Section 2, neither Hyatt nor the General Manager shall purchase goods, supplies or services from itself or any affiliate, or enter into any other transaction with an affiliate of Hyatt or H.I. wherein any portion of the cost thereof will be paid or reimbursed by the Hotel or from the Operating Accounts or otherwise by Owner or any of its affiliates, except with the prior consent of Owner, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, recognizing the varied nature and scope of investments by or on behalf of the Pritzker Family, there will be situations where a company in which the Pritzker Family holds an interest does business, directly or indirectly, with Hyatt or individual Hyatt hotels, in some cases without the knowledge of such interest by Hyatt management. Subject to the provisions of the succeeding sentence of this Section 8, any such transactions entered into in the ordinary course of trading will not be deemed a violation of the provisions of this Section. However, where the Pritzker Family interest is material and is known or becomes known to Hyatt management, Hyatt will inform Owner, and will discontinue such arrangements if then requested by Owner. “Pritzker Family” shall mean (i) all natural and adoptive lineal descendants of Nicholas J. Pritzker, deceased, and their spouses; (ii) all trusts for the benefit of any person described in clause (i) and the trustees of such trusts in their capacities as such; (iii) all legal representatives of any person or trusts described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by or under common control with any person, trust or other entity described in clauses (i), (ii) or (iii). “Control” for purposes of this definition shall mean the ability to direct or otherwise significantly affect the major policies, activities or actions of any person.
Section 9. Agency Relationship.
In the performance of their duties hereunder provided that such is in accordance with the terms of this Agreement, Hyatt and the General Manager shall act solely as agents of Owner. All debts and liabilities to third persons incurred by Hyatt and the General Manager as aforesaid in the course of their operation and management of the Hotel and in accordance with this Agreement shall, save to the extent this Agreement provides otherwise, be the debts and liabilities of Owner only and Hyatt and the General Manager shall not be liable for any such obligations by reason of their management, supervision, direction and operation of the Hotel for Owner. Hyatt and the General Manager may so inform third parties with whom they deal on behalf of Owner in accordance with this Agreement and may take any other reasonable steps to carry out the intent of this Section.

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Section 10. Hyatt’s Right to Reimbursement.
During the term of this Agreement and to the extent such amounts have not otherwise been funded under the Pre-opening Budget, Hyatt may elect (but shall have no obligation to elect) to pay any such costs and expenses incurred for the benefit of the Hotel operation that Hyatt shall have the right or the obligation to incur or cause to be incurred in accordance with and subject to the provisions of this Agreement (and which are so incurred), (a) whether incurred (i) separately and distinctly from costs and expenses incurred on behalf of other hotels of Hyatt or H.I. or its affiliates (hereinafter collectively called the “H.I. group”) or (ii) in conjunction therewith (including, without limitation, insurance premiums, advertising, business promotion, training and internal auditing programs, social benefits of the H.I. group for which employees of the Hotel may be eligible, attendance of such employees at meetings and seminars conducted by members of the H.I. group and the Chain Marketing Services and other services provided in accordance with Section 2 of Article VII), and (b) irrespective of whether such funds shall be paid to any third party or to any member of the H.I. group or any other hotels operated by any member of the H.I. group. If Hyatt or any member of the H.I. group or any hotel operated by any member of the H.I. group shall pay with its own funds as aforesaid, it shall be entitled to prompt reimbursement therefor by the Owner.
Any amount required to be reimbursed which is referred to in this Section 10 to Hyatt or H.I. or any of their respective affiliates in accordance with the provisions of this Agreement shall be payable in United States dollars or in the currency in which the expense was incurred, without reduction for income, withholding, business tax, if any, value added or any other taxes imposed by the tax authorities of Macau, or the People’s Republic of China, or bank charges or any other charges, at the principal office of Hyatt or H.I. or their respective affiliates or such other place as Hyatt may, from time to time, designate. In the event that the tax authorities of Macau or the People’s Republic of China shall impose any income, withholding, business tax, if any, value added or other tax upon such reimbursements of costs and expenses, or deem such reimbursements to be income taxable to Hyatt or its affiliates, and the Annual Plan or the Approved Annual Plan, as the case may be, shall in any event be revised in accordance with the provisions of this Agreement to cover such amounts in order that Hyatt or its affiliates shall receive full and timely reimbursement for all of its advances hereunder. Hyatt shall, through the General Manager and on behalf of the Owner, have the right to withdraw the amount of such reimbursement of operating expenses which is referred to in this Section 10 from the Operating Bank Accounts of the Hotel when due, utilizing such United States dollars or other currency freely convertible into United States dollars that may be available in such Operating Bank Accounts, or Hyatt (or the General Manager) may convert such amount from Patacas to United States dollars. If exchange control regulations of Macau or the People’s Republic of China delay the conversion of an amount into United States dollars, Hyatt or H.I. or its affiliate may elect to receive and retain such amount in Patacas during the period of such delay, but such election shall not constitute a waiver of the right of Hyatt, or H.I. or their respective affiliates to receive payment of other amounts in the future in United States dollars. Hyatt shall ensure that the reimbursement operating expenses which are referred to in this Section 10 and remitted to Hyatt or H.I. are documented and supported by invoices, receipts or other documents showing that such amounts are properly and reasonably incurred in connection with the operation of the Hotel in accordance with the terms of this Section 10.

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Section 11. Employees of the Hotel.
Subject to the provisions of Section 2 of Article III, Hyatt shall, on behalf of and in consultation with Owner, select and appoint the General Manager of the Hotel. Hyatt shall, through the General Manager, on behalf of Owner and subject to the provisions of Section 2 of Article III, select and appoint all employees of the Hotel, including the executive committee members, expatriate personnel and other key executives of the Hotel. With respect to any Hyatt Senior Managers, any executive committee members, any expatriate personnel and any other key executives, who are hired by the General Manager, on behalf of the Owner as contemplated in this Section 11, if Hyatt determines that their expertise and experience justify a higher level of social benefits and compensation and can reasonably demonstrate to Owner the level of such experience and expertise, then provided that such higher level of benefits and compensation is not in contravention of any Macanese law or regulation, Owner shall pay for and reimburse Hyatt for any such benefits or compensation that may be advanced by Hyatt. Owner and Hyatt hereby agree to cooperate with each other to comply with all and any applicable Macau laws or regulations regarding this issue and whenever required by the Owner, Hyatt shall provide any evidence necessary to substantiate the experience and expertise of the applicable candidate for any such position. Each employee of the Hotel, including the General Manager, shall be the employee of Owner and not of Hyatt, and Hyatt shall not, save as otherwise contemplated in this Agreement, be liable to such employees for their wages or compensation, and every person performing services under and in accordance with this Agreement, including any agent or employee of Hyatt or H.I. or any of its affiliates or any agent or employee of Owner hired by Hyatt who is, in each case, so acting, shall be acting as the agent of Owner. The aforesaid notwithstanding, Hyatt may, subject to the terms of this Agreement and applicable laws and regulations of Macau (a) elect to assign employees of Hyatt or H.I. or any of its affiliates or of other hotels of H.I. temporarily as full-time members of the executive staff of the Hotel and (b) pay the compensation, including social benefits, of such employees. In such event Owner shall reimburse Hyatt monthly for the total aggregate compensation as agreed by the Owner, including social benefits paid or payable to or with respect to such employees, and Hyatt shall make available to Owner, upon request, information on any such salaries and social benefits to demonstrate the validity and accuracy of any such reimbursed amounts. To the extent that Hyatt deems advisable and in Owner’s best interest but subject and without prejudice to the other provisions of this Agreement (including, without limitation, any provisions which expressly reserve to Owner any rights or discretions in respect of such matters), Owner shall delegate to the General Manager of the Hotel the authority to employ, pay, supervise and discharge employees of the Hotel as shall be required in accordance with and subject to this Agreement.
Hyatt and the General Manager shall inform Owner of any major changes of the Hotel’s personnel as soon as practicable. Hyatt shall, unless explanations for not doing so are given by Hyatt to the reasonable satisfaction of Owner and provided such would not contravene law or regulation in Macau, terminate the employment of any personnel of the Hotel forthwith or where practicable, after consultation with Owner, if at any time any such personnel shall:
(1)	be guilty of serious misconduct or commit a material breach of any of the terms of his employment or after warning in writing, willfully neglect to perform his assigned duties; or

(2)	commit any act of fraud or dishonesty (whether or not connected with his employment); or

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(3)
be incapacitated (including by reason of illness or accident) from performing his assigned duties for a period or periods in aggregate amounting to six calendar months in any period of twelve months; or

(4)	as a result of his other activities or interests, be in a position which conflicts with his assigned duties.
Owner may request that Hyatt removes any of such personnel for any of the aforementioned reasons if it has reasonable grounds to believe that that is the case. Hyatt shall comply with Owner’s request either forthwith or as soon as possible upon investigation of the matter.
Owner shall have the right to request Hyatt to remove (on not less than thirty (30) days’ written notice by notice to the Area Senior Vice President of Hyatt, or an appropriate level executive of Hyatt) the General Manager, Director of Finance, and/or Director of Marketing if, in the Owner’s reasonable opinion, the General Manager, Director of Finance, and/or Director of Marketing, as appropriate, has demonstrated poor performance due to the lack of skills or neglect of his or her duties; provided, that Hyatt, as to the General Manager, Director of Finance or Director of Marketing, as appropriate, shall have previously received at least two (2) prior written notices, on dates at least thirty (30) days apart, from the Owner with respect to poor performance of the General Manager, Director of Finance or Director of Marketing, as appropriate, provided the applicable individual shall have theretofore been afforded with a reasonable opportunity to cure such circumstances not exceeding 90 days.
Owner will reimburse General Manager for reasonable Macau accommodation expenses incurred by the General Manager during his term of appointment as General Manager under this Agreement. The amount of such reimbursement shall be for accommodations consistent with H.I. standards and policies generally in effect for the general managers of hotels of comparable standing, quality and size to the Hotel, provided the same is not in contravention of Macanese law or regulations and shall be as agreed to between Owner and Hyatt, from time to time.
Section 12. The General Manager.
The parties understand that Hyatt shall, in order to perform, and without prejudice to, its obligations to operate and manage the Hotel under, in accordance with and subject to the terms of this Agreement, exercise its control and discretion, subject to and in accordance with the terms of this Agreement (and without prejudice to its other obligations in respect of the exercise of such control and discretion), in such operation and management by designating the General Manager to be employed by Owner, which General Manager (herein called the “General Manager”) Hyatt shall ensure shall (a) be familiar with H.I.’s method of hotel operation, (b) be furnished with H.I.’s policies and systems and procedures manuals from time to time in effect, and (c) whose major activities shall be reviewed and supervised by Hyatt while he shall retain full autonomy to make day-to-day decisions with respect to such operations. To such purpose, but without prejudice to any of the foregoing, Owner shall pass such resolutions as may be required to confer on General Manager the necessary power for such purpose.
Section 13. Hyatt’s Management Modules.
The parties understand further that all of H.I.’s management modules including, but not limited to, policies and procedures, operations, accounting and training, which are furnished by Hyatt in connection with its management of the Hotel are and shall be at all times, without further act or action, the exclusive property of H.I. and Owner shall, ensure that the General Manager on behalf of the Owner, remove such management modules from the Hotel to the extent then in the possession of the Owner and return them to Hyatt upon the expiration or sooner termination of this Agreement.

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Section 14. Staff Facilities.
During the pre-opening period (the period of at least twelve (12) months prior to the formal opening of the Hotel) and during the Operating Term, Owner shall reimburse the General Manager, the executive committee members, key executives and expatriate personnel of the Hotel for reasonable Macau accommodation expenses. The amount of such reimbursement shall be for accommodations consistent with H.I. standards and policies generally in effect for equivalent positions at hotels of comparable standing, quality and size to the Hotel, provided the same is not in contravention of Macanese law or regulations and shall be as agreed to between Owner and Hyatt and shall be provided for in the Pre-opening Budget and the Annual Plan.
Section 15. Special Provisions Relating to the Development and the Casino.
A. Hyatt acknowledges that the Hotel will be only one component of the Development and that Owner has advised Hyatt that it is contemplated that the Hotel and the non-Hotel components will share certain common areas and facilities. Subject to Hyatt’s reasonable approval, Owner may locate certain standard Hotel facilities such as, but without limitation, by way of example, the fitness center in the non-Hotel components of the Development. The parties hereto acknowledge that as at the date hereof, there are no such Hotel facilities intended to be located in the non-Hotel components of the Development but agree that should this be proposed in future, the agreement in respect thereof shall be set forth in a supplemental document to this Agreement to be signed by both parties hereto.
B. Hyatt shall cause the General Manager to meet regularly and work cooperatively with the general managers (or equivalent position) of the other components of the Development (such group, including the General Manager, the “Senior Development Management Team”), to develop and implement, and to review and update from time to time as appropriate, policies and strategies (collectively, the “Project Integration Strategies”) designed to facilitate the effective coordination of operations of the Hotel and the other components of the Development and to promote the efficient, effective and profitable operation of the overall Development as a whole while permitting the operation of the Hotel in accordance with the Key Operating Principles and in accordance with the terms of this Agreement. By way of example (but not limitation), the Project Integration Strategies may include policies and strategies relating to:
(1)
Sales and Marketing. Sales and marketing (e.g., advertisement of Hotel jointly with the Development, and establishment and maintenance of a website and toll-free number for the Development), booking, pricing and collection strategies, all to facilitate the coordination of such matters across the components of the Development;

(2)
Preferred Customers. To the extent the Senior Development Management Team determines that it is in the interest of the Development to offer package pricing or other discounting of room rates to Hotel guests who are preferred customers of the Casino or other components of the Development, the establishment of appropriate allocations of the revenues and expenses associated with such Hotel guests’ patronage of the Casino and other components of the Development;

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(3)	Services and Facilities. Sharing of services and facilities among the components of the Development;
(4)	Purchasing. Purchasing of Furnishings and Equipment and Operating Supplies;
(5)	Repair and Maintenance. Leveraging of resources to promote the efficient and effective repair and maintenance of the various components of the Development;
(6)	Employment Matters. Coordination of union human resources matters, including matters relating to salaries, benefits and other terms of employment at individual components of the Development;
(7)	Insurance. Placement of insurance coverages and adjustment of insurance claims;
(8)	Information Technology. Integration of information technology systems; and
(9)
Other. Such other matters as the Senior Development Management Team shall determine to be reasonably necessary or advisable to promote the efficient and effective operation of the Development as described above.

Hyatt acknowledges that Owner may elect, in connection with the non-Hotel components, to provide to the guests of the non-Hotel components access to certain Hotel facilities. Hyatt shall reasonably cooperate with Owner, and with the persons entitled to such access, it being understood and agreed, however, that Hyatt shall have a reasonable opportunity to review and approve such arrangements, provide input and suggestions with respect thereto, and satisfy itself that the Hotel facilities to which access is being granted are of sufficient size and capacity to permit use thereof by such additional persons without thereby adversely affecting use thereof by Hotel guests and patrons. Notwithstanding the preceding, the Hotel management shall have the exclusive right to control ingress to and egress from areas of the Hotel that are intended to serve the Hotel guests exclusively, and the Hotel management may limit access to and from the Hotel in its reasonable discretion including, without limitation, in matters involving public safety.
C. A portion of the costs (the “Common Area Allocation”) relating to the Hotel and to the non-Hotel components of the Development such as, for example, but not by way of limitation, insurance, common area landscaping, site maintenance, trash removal, extermination and other such costs intended for the benefit both of the Hotel and the non-Hotel portions of the Development, shall be allocated for payment by the Hotel and the non-Hotel elements in a fair and reasonable manner. Prior to the opening of the Hotel, Owner shall propose to Hyatt, for Hyatt’s review and approval acting reasonably, the proposed allocation methodology for determining the Common Area Allocation. The agreement of the parties in respect of the Common Area Allocation shall be set forth in a supplemental document to this Agreement to be signed by both parties.

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D. The Hotel shall pay, as an operating expense, a reasonable allocation (the “Marketing Allocation”) of the actual out of pocket expenses incurred by Owner in marketing the overall Development. Prior to the opening of the Hotel, Owner shall propose to Hyatt, for Hyatt’s review and approval acting reasonably, the proposed allocation methodology for determining the Marketing Allocation. The agreement of the parties in respect of the Marketing Allocation shall be set forth in a supplemental document to this Agreement to be signed by both parties.
E. In respect of the Common Area Allocation and the Marketing Allocation, Owner shall provide Hyatt, upon request, with reasonable substantiation to back-up the allocations. Hyatt shall have the right not more than six (6) times during the Operating Term to audit, as a Hotel expense, the allocations.
F. The Casino shall have its own signage, entrance and location within the Development. Hyatt shall not manage the Casino. Owner has advised Hyatt, and Hyatt thereby acknowledges, that the Casino will be operated by Owner’s affiliate which holds a gaming subconcession to manage and operate casinos in Macau. Prior to the formal opening of the Hotel, Owner shall provide Hyatt, for Hyatt’s review and approval, which approval shall not be unreasonably withheld, proposed arrangements relating to (1) the provision of and charges for rooms and other Hotel services for customers of the Casino and (2) to the use of and charges for Hotel services by Casino guests including, without limitation, the ability for Casino guests to make charges for Hotel services on to a guest account maintained at the Casino. To the extent that such rooms or services are requested to be made available on a discounted basis, the extent to which Owner shall offset the amount of the discount with revenue from the Casino must be set out in the agreed arrangements referred to above. The parties acknowledge that the administrative details relating to the relationship of the Hotel and Casino may need to be set forth in an agreement supplemental to this Agreement, and that, in addition, more specific provisions embodying the terms of the preceding sentence will need to be agreed upon. In that connection, Hyatt agrees that it shall negotiate in good faith in all matters pertaining to the Casino and will, in all events, act reasonably so long as the terms and provisions thereof shall not be inconsistent with the preceding provisions.
G. Should Owner’s affiliate not be the operator of the Casino at any time or for any reason and the operator of the Casino is changed to another person and such change results in, or give rise to an inquiry or other proceeding that could result in, a determination, ruling or order of a government or regulatory authority having jurisdiction over either party to this Agreement and/or its affiliates which objects to such party continuing this Agreement or which has the effect of revoking or jeopardizing (or, should such determination, ruling or order be directed to a party to this Agreement due to any contractual relationship it may have with another beyond such party’s control, which could reasonably lead to revocation or jeopardy of) a material license held by such party and/or its affiliate over a significant part of its or their business if such party continues this Agreement, then such change of operator shall be considered and deemed to be an “Owner Sale” as provided in Section 2A of Article XV hereof, and the provisions of such Section shall apply to the change of Casino manager. Hyatt confirms that it has no objection to a change of the operator of the Casino to another affiliate of Owner or a company economically owned jointly by Melco International Development Limited and Crown Limited, provided that such change does not result in, or give rise to an enquiry or other proceeding that could result in, a determination, ruling or order as referred to above in this Section.

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ARTICLE IV
Management Fees and Owner’s Profit Distribution
Section 1. Hyatt’s Fees.
During the Operating Term and any extension thereof, and during the period of partial operations (if any) prior to the formal opening of the Hotel, Hyatt shall be entitled to receive:
A. as basic management fee (i) with respect to each month (or part thereof) falling during the Initial Period, an amount equal to two percent (2%) of the Revenue (as defined in Article V) relative to and calculated for such month (or part thereof) but subject to the year end adjustment in Section 1 C, below; and
(ii) with respect to each month (or part thereof) falling during the Subsequent Period, an amount equal to one and three quarters percent (1.75%) of the Revenue relative to and calculated for such month (or part thereof) but subject to the year end adjustment in Section 1C, below; and
B. as incentive fee, with respect to each month (or part thereof) falling during the Total Period (a “relevant month”), as an installment of its incentive fee, an amount equal to the designated percentage (set forth below) of the Gross Operating Profit of the Hotel with respect to the period (the “Relevant Cumulative Period”) from the commencement of the then current fiscal year in which such relevant month (or part thereof) falls up to and including the last day of the month immediately preceding such relevant month (or part thereof) and falling during such fiscal year:

Percentage of Gross
Operating Profit for
the Relevant
Cumulative Period
If Gross Operating Profit for the Relevant Cumulative Period, expressed as a percentage of Revenue for such Relevant Cumulative Period, is less than or equal to 20% of Revenue for such Relevant Cumulative Period	3%

If Gross Operating Profit for the Relevant Cumulative Period is greater than 20% of Revenue for such Relevant Cumulative Period and is less than or equal to 30% of Revenue for such Relevant Cumulative Period	4%

If Gross Operating Profit for the Relevant Cumulative Period is greater than 30% of Revenue for such Relevant Cumulative Period and is less than or equal to 40% of Revenue for such Relevant Cumulative Period	5%

If Gross Operating Profit for the Relevant Cumulative Period is greater than 40% of Revenue for such Relevant Cumulative Period	7.5%

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in each case after deducting from such incentive fee payment calculated with respect to such relevant month, all incentive fee installment payments previously made to Hyatt with respect to the fiscal year in which such relevant month (or part thereof) falls.
C. Upon receipt of the profit and loss statement referenced in subsection C. of Section 4 of Article VII after the end of each fiscal year during the Total Period and subject always to Article IV, Section 4 below, an adjustment payment (if the information in such profit and loss statement means that such payment is necessary) based upon the applicable percentage rate (as set forth in Section 1.A or 1.B) of Revenue or Gross Operating Profit, as the case may be, for the entire fiscal year (as confirmed by the profit and loss statement, referenced in subsection C. of Section 4 of Article VII), after deducting therefrom, however, the amount of the payments and preliminary installments paid under Sections 1.A and 1.B above, as the case may be.
For the purposes of this Article IV, Section 1:
“fiscal year” shall be determined in accordance with the provisions of Section 5 of this Article.
“Gross Operating Profit” shall be calculated in accordance with the provisions of Article V, Section 2 but with respect to the Relevant Cumulative Period in question.
“Initial Period” means the period commencing from the date of formal opening of the Hotel (as referred to in Article 1, Section 7) or, if earlier the first day of partial operations of the Hotel (if any) (as referred to in Article I, Section 6) up to and including the last day of the third (3rd) fiscal year.
“Revenue” shall be calculated in accordance with the provisions of Article V, Section 2 but with respect to each month in question or, in the case of Article IV Section 1.C., with respect to the relevant fiscal year either during the Initial Period or the Subsequent Period, as the case may be.
“Subsequent Period” means the period commencing from the first day of the fourth (4th) fiscal year up to and including the last day of the Operating Term.
“Total Period” means the aggregate of the Initial Period and the Subsequent Period.
Section 2. Payment of Fees.
Hyatt’s basic management and incentive fees (collectively referred to as “Hyatt’s Fees”) shall be determined in Patacas and shall be payable in United States dollars at the official rate of exchange prevailing on such dates as such fees shall be remitted, which fees shall be remitted within thirty (30) days after the end of each calendar month. If Hyatt’s Fees are remitted after thirty (30) days after the end of such calendar month, then such fees shall be converted at the official rate of exchange prevailing on such dates as such fees are determined (i.e., originally calculated). Hyatt shall through the General Manager, subject to and in accordance with the requirements set out in Article III (in respect of signatories on the Operating Bank Accounts) on behalf of the Owner, have the right to withdraw the amount of its fees from the Operating Bank Accounts and, after deducting such income or withholding taxes imposed by the tax authorities of Macau as shall be applicable to such fees (and the parties acknowledge that it is intended that Hyatt is solely responsible for income taxes imposed on its net income attributable to such fees), utilize such United States dollars or other currency freely convertible into United States dollars that may be available in such bank accounts or convert such net amount from Patacas to United States dollars and remit such dollars or other foreign currency to its principal office or such other place as Hyatt may, from time to time, designate. If exchange control regulations of Macau delay the conversion of any fees into United States dollars, Hyatt may elect to receive and retain such fees in Patacas during the period of such delay, but such election shall not constitute a waiver of Hyatt’s right to receive payment of other fees in the future in United States dollars at the rate of exchange as aforesaid. In the event that such fees shall be subject to any value added tax on turnover imposed by the tax authorities of Macau, such fees shall be increased by the amount of such value added tax.

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Section 3. Owner’s Profit Distribution.
Subject always to the retention of working capital in accordance with this Agreement sufficient to assure the uninterrupted and efficient operation of the Hotel (including, without limitation but subject to always to Article VII Section I, amounts then deemed by Hyatt to be reasonably required to pay Hotel creditors, Hotel operating expenses, Hyatt’s fees and H.I. reimbursements due hereunder, and amounts required to be credited to the Replacement Reserve all incurred or required to be so retained subject to and in accordance with this Agreement), Hyatt shall during the Total Period with respect to each month (or part thereof), cause to be paid monthly to Owner at its principal office, or at such other place as Owner may, from time to time, designate, an amount equal to the Gross Operating Profit calculated with respect to the immediately preceding month but after deduction of Hyatt’s fees provided for in Section 1 of this Article (hereinafter referred to as “Owner’s Profit Distribution” with respect to that preceding month). Subject always to the retention of sufficient working capital as aforesaid, Owner’s Profit Distribution for each such calendar month shall be transferred to Owner within thirty (30) days following the end of such month.
Section 4. Year-end Adjustment.
If, for any fiscal year, Owner’s Profit Distribution due under Section 3 and/or the Hyatt’s Fees payable to Hyatt as calculated under Section 1 of this Article shall, in accordance with the profit and loss statement certified by the independent public accountant pursuant to subsection C of Section 4 of Article VII, be calculated to have been more or, as the case may be, less than the actual amounts respectively paid in accordance with Section 3 and Section 1 above, with respect to that fiscal year, Owner and/or Hyatt as the case may be shall respectively repay the amount of the difference to the party owed within thirty (30) days after receipt by Owner of said profit and loss statement.
Section 5. Fiscal Years.
Under this Agreement, “fiscal year” shall coincide with and be identical to calendar years for all purposes, except that the first fiscal year shall be the period between the date of the formal opening of the Hotel and December 31 of the same year, unless the period is three (3) calendar months or less, in which event the first fiscal year shall be the period from the formal opening of the Hotel until December 31 in the next succeeding year and the last fiscal year, if the Operating Term shall be terminated prior to its expiry date including any extensions thereof, shall be the period between January 1 of the year of termination and the date of such termination.

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ARTICLE V
Determination of Gross Operating Profit
Section 1. Books and Records.
Hyatt shall, through the General Manager on behalf of the Owner, keep full and adequate books of account and other records reflecting the results of the operation of the Hotel. Such books and records shall be kept in Patacas on the accrual basis and in all material respects in accordance with the then latest edition of the “Uniform System of Accounts for the Lodging Industry”, as adopted by the American Hotel and Lodging Association (“Uniform System”), except as otherwise specified in this Agreement, and in accordance with the laws of Macau and so as to comply with any reasonable requests of Owner to enable compliance with the Financing Documents, provided Owner provides Hyatt in writing all necessary information related to such requests (which requests shall relate to the operation of the Hotel, consistent with the rights and obligations of Hyatt under the terms of this Agreement).
Section 2. Gross Operating Profit.
The term “Gross Operating Profit” as used in this Agreement shall mean with respect to any relevant period of time (a “relevant period”), the amount computed with respect to that period as follows:
A. All revenues and income of the Owner derived with respect to such relevant period directly or indirectly from the operation of the Hotel and recorded in its books and accounts in accordance with Section 1 of Article V including service charges collected from guests and rental or other payments from lessees or concessionaires (but not the gross receipts of such lessees or concessionaires) (herein called “Revenue” with respect to such relevant period). For avoidance of doubt, the following items of monies shall be excluded from the definition of Revenue with respect to such relevant period:
(1) working capital and other funds furnished by Owner;
(2) interest or other income accrued on amounts in the Replacement Reserve;
(3) government and local authority excise, sales and use taxes collected directly from patrons and guests or as part of the sales price of any foods, services or displays, gross receipts, admissions, or similar or equivalent taxes and paid over to government or local authorities;
(4) gratuities received and actually paid to employees;
(5) proceeds of any insurance or compensation other than any proceeds of any insurance or compensation paid for any resumption or business interruption; provided, however, that in calculating Hyatt’s Fees, such proceeds in respect of resumption or business interruption shall be included in the definition of Revenue for the purposes of that calculation; and
(6) funds collected in respect of activities where a commission only is derived by the Hotel such as, without limitation, commercial tour operations; provided, however, any commissions received from such activities shall be included in Revenue.

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B. From the Revenue, with respect to the relevant period, shall be deducted the entire cost and expense of maintaining, conducting and supervising, in accordance with the terms of this Agreement, the operation of the Hotel accrued with respect to the relevant period, which shall include, without limiting the generality of the foregoing, the following, provided such are made in accordance with the terms of this Agreement:
(1) The cost of all food and beverages and Operating Supplies, as defined in Section 1 of Article VII, sold or consumed and the total relocation expenses, salaries, wages, severance payments and other compensation of all employees of the Hotel, including the General Manager, and their social benefits, which shall include, inter-alia, the cost of the life, disability and health insurance, incentive compensation and pension benefits of the H.I. chain for which they are qualified as a result of such employment;
(2) The cost of replacements of or additions to Ancillary Hotel Equipment and Operating Equipment;
(3) All costs and expenses of any advertising and business promotion for the Hotel separate and distinct from other hotels of Hyatt or H.I. or its affiliates and the Hotel’s pro-rata or per-formula share of the costs and expenses of any reservation, advertising and business promotion program in which the Hotel participates with one or more hotels of Hyatt, or H.I. or its affiliates, including Chain Allocation charge, the Reservation charge and the Reserve System Transaction charge, as defined in Section 2 of Article VII, and the Hyatt Gold Passport program and selected airline mileage programs;
(4) The cost of all other goods and services incurred for the operation of the Hotel in accordance with the terms of this Agreement;
(5) Out-of-pocket expenses incurred by Hyatt and its affiliates for the account of the Hotel operation, including reasonable traveling expenses of employees, executives or other representatives or consultants of Hyatt and its affiliates incurred for the operation of the Hotel in accordance with the terms of this Agreement, provided that such persons shall be afforded reasonable accommodations, food, beverages, laundry, valet and other such services by and at the Hotel without charge to such persons or Hyatt;
(6) All costs and expenses of any personnel training of the Hotel, internal audits and management operations reviews (which average two (2) to three (3) weeks in duration) for the Hotel and special training programs conducted by personnel of Hyatt, H.I. or its affiliates for the Hotel, and the Hotel’s pro-rata share of the costs and expenses of any personnel training program in which the Hotel participates with one or more other hotels of Hyatt or H.I. or its affiliates;
(7) All expenditures made by Hyatt and/or the General Manager, for maintenance and repairs to keep the Hotel in good operating condition in accordance with Section 1 of Article VI;
(8) The provision for replacements of and additions to Furnishings and Equipment in accordance with Section 2 of Article VI together with any additional cost thereof in excess of the amount in the Replacement Reserve, in accordance with Section 2 of Article VI;

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(9) The cost of alterations, additions and improvements in accordance with Section 3 of Article VI;
(10) Premiums (or reimbursements to Hyatt for premiums) for insurance maintained in accordance with Section 2 of Article VIII (premiums on policies for more than one year to be pro-rated over the period of insurance) and losses incurred on self-insured or uninsured risks;
(11) All taxes and public dues, other than (a) income taxes, payable by or assessed against Hyatt with respect to the operation of the Hotel (including the business tax imposed on turnover by Macau) and on Hyatt’s net income, and (b) all taxes levied or imposed against Owner, the Hotel or its contents, such as rates and real and personal property taxes;
(12) Legal, auditing and other professional fees for the operation of the Hotel in accordance with the terms of this Agreement not relating to negotiation, renewal, termination or default under this Agreement;
(13) A reasonable provision for uncollectible accounts receivable in accordance with the Uniform System;
(14) The basic management fee payable to Hyatt under Section 1.A of Article IV; and
(15) The Common Area Allocation and the Marketing Allocation.
C. In determining the Gross Operating Profit for any fiscal year, no adjustment shall be made for or on account of any deficiency in the Gross Operating Profit of any prior fiscal year.
D. Owner’s Costs and Expenses. For the purposes of clarification, it is understood and agreed that Owner’s costs and expenses (other than anything referenced in Article V, Section 2, Subsection B (1)-(15), inclusive) are not operating expenses of the Hotel and therefore shall not be deducted from the Revenue of the Hotel in determining the Gross Operating Profit of the Hotel for any relevant period. Owner’s costs and expenses shall include, but not be limited to, (a) Owner’s administrative costs and expenses; (b) property damage insurance (“building and contents” insurance) against fire, boiler explosion and such other risks (the term building and contents shall mean the Hotel building, the Hotel building’s mechanical, boiler, plumbing, air-conditioning and electrical plant and equipment, Furnishings and Equipment, Operating Equipment and inventories); (c) ground rent, real estate taxes and assessments, rates, real and personal property taxes, Owner’s corporate profits and income taxes, etc.; (d) debt service, including payments of principal and interest on loans, mortgages, etc.; (e) costs relating to differences in exchange rates on Owner’s cash and loans; and (f) amortization of pre-opening costs and expenses.

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ARTICLE VI
Repairs and Changes
Section 1. Normal Repairs and Maintenance.
Subject to the provision of adequate working capital by Owner pursuant to Section 1 of Article VII, Hyatt shall, through the General Manager and on behalf of the Owner, (save as provided in Section 4 of this Article) repair and maintain the Hotel in good order and condition, ordinary wear and tear excepted.
Section 2. Replacements of and Additions to Furnishings and Equipment.
Hyatt shall, through the General Manager and on behalf of the Owner procure the credit to a reserve for the replacements of and additions to Furnishings and Equipment (the “Replacement Reserve”) of (a) for the first 24 months of the Operating Term, for each month of that period an amount equal to 2% of Revenue (if any) for the preceding month,(b) for the next 24 months of the Operating Term, for each month of that period, an amount equal to 3% of the Revenue (if any) for the preceding month, and (c) thereafter up to the end of the Operating Term, for each month of that period, an amount equal to 4% of the Revenue (if any) for the preceding month, in each case, as a provision for the replacements of and additions to Furnishings and Equipment and all proceeds from the sale of Furnishings and Equipment (which, for the purposes of this Section only, shall include telephone and switchboard equipment, otherwise included as building installations or systems). Subject to the retention of an amount equal to US$900,000, which amount shall be available for unanticipated Furnishings and Equipment expenditures, Hyatt shall, through the General Manager, procure the transfer from the Operating Bank Account(s) of the Hotel to Owner the respective amounts set forth in the preceding sentence (the “Replacement Fund”). A book entry shall be credited in the amount that is to be accumulated in the Replacement Reserve. Hyatt shall be entitled to call upon Owner to remit, and Owner shall to the extent available out of the Replacement Fund, procure the remittance of, any amounts required to make all replacements of and additions to Furnishings and Equipment deemed by it to be necessary (except as provided under Section 4 of this Article) or desirable, which Furnishings and Equipment shall be and become, forthwith upon acquisition and installation and without further act or action, the property of Owner.
Replacements of and additions to Furnishings and Equipment deemed by Hyatt to be necessary or desirable, the cost of which shall exceed the balance in the Replacement Reserve, shall be subject to the approval of Owner, which shall make available to Hyatt, as additional working capital, the necessary funds therefor, and the cost thereof shall be charged directly to current expenses or shall be capitalized on the books of account in accordance with sound hotel accounting practices. The costs of such replacements and additions that are capitalized shall be depreciated by charges to the Hotel’s operating expenses over their estimated useful lives.
Any amounts remaining in the Replacement Fund at the termination of the agreement or the expiration of the Operating Term shall be credited to Gross Operating Profit in the last fiscal year of the Operating Term.
Section 3. Alterations.
Hyatt shall, through the General Manager on behalf of the Owner and subject to the same being contemplated in the Approved Annual Plan, have the right to make, from time to time, such alterations, or improvements in or to the Hotel Site, Hotel, installations and building systems in relation thereto which are generally and customarily made in the operation of first-class hotels built to Grand Hyatt Standards. The cost of such alterations, additions or improvements shall be charged directly to current expenses or shall be capitalized on the books of account in accordance with sound hotel accounting practices. The costs of alterations, additions or improvements that are capitalized shall be amortized or depreciated by charges to the Hotel’s operating expenses over their estimated period of usefulness.

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Section 4. Essential Repairs, Changes and Replacements.
Other than any matter referenced in Sections 1, 2 and 3 of this Article VI, if at any time during the Operating Term, repairs to the Hotel, installations or building systems in relation thereto, changes in the Hotel, or replacements (a) shall be required by reason of any laws, ordinances or regulations, or by any order of governmental authority, or (b) shall be essential to the safety of the Hotel, including its structural integrity, or its continued operation under and to the Grand Hyatt Standards, such repairs or replacements shall be made by Owner, shall be paid for by Owner, at its expense and not as a charge against operations pursuant to Subsection B of Section 2 of Article V, and shall be made promptly and with as little hindrance to the operation of the Hotel as possible.
Section 5. Other Changes, Replacements and Additions.
Any changes, replacements, additions, or improvements not otherwise provided for in this Agreement shall, if mutually agreed upon, be made promptly by Owner (or, if Hyatt agrees, by Hyatt, upon receipt from Owner of sufficient funds therefor) and, if agreed by the parties, shall be a charge against operations pursuant to Subsection B of Section 2 of Article V.
ARTICLE VII
General Covenants of Hyatt and Owner
Section 1. Opening Inventories and Working Capital.
Hyatt shall prepare for Owner’s approval an initial inventories and working capital budget in respect to initial inventories and working capital required for the operation of the Hotel with the format as outlined in Appendix C attached hereto (the “Initial Inventories and Working Capital Budget”).
Owner shall:
(a) in advance of the formal opening of the Hotel, at such time as anticipated in the Pre-Opening Plan, provide sufficient funds for the Operating Bank Accounts, house cash funds, and inventories of food, beverages, and other items ready to be consumed, such as cleaning material and paper supplies (herein referred to as “Operating Supplies”); and
(b) initially and throughout the Operating Term at its sole expense provide working capital sufficient (to the extent there is or will be any insufficiency in amounts available in the Operating Bank Accounts) to assure the timely payment of all current liabilities of the Hotel (including Hyatt’s Fees payable under Section 1 of Article IV, the Chain Marketing Services payable under Section 2 of this Article and reimbursement for out-of-pocket and other expenses incurred by Hyatt or its affiliates for the account of the Hotel operation in all such foregoing cases, payable in accordance with the terms of this Agreement);

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in each case so as to ensure the uninterrupted and efficient operation of the Hotel and the performance by Hyatt of its obligations under this Agreement, provided that such funds and working capital respectively shall be in amounts which are reasonable and commensurate with Hyatt’s obligation to operate and manage the Hotel in a financially prudent manner, subject to meeting Grand Hyatt Operating Standards. Initial estimates, in 2008 United States dollars, indicate the Initial Inventories and Working Capital Budget for the Hotel to be approximately US$5,000,000. Hyatt shall use its commercially reasonable efforts to obtain the best possible credit conditions from the Hotel’s suppliers, and to convert into cash in the shortest possible time the stocks of merchandise and pending accounts.
Hyatt shall, through the General Manager and on behalf of Owner, use commercially reasonable efforts to operate the Hotel in a manner that maximizes efficiency and reduces expenses, subject to the Hotel meeting the Grand Hyatt Operating Standards.
Section 2. Chain Marketing Services, Gold Passport and other Services.
Hyatt shall, in the operation of the Hotel and for the benefit of its guests, cause its affiliates to provide outside Macau, convention, business and sales promotion services (including the maintenance and staffing of H.I.’s home office sales force and regional sales offices in various parts of the world), publicity and public relations services, reservation services and all other group benefits, services and facilities including institutional advertising programs (which exclude advertising in which one or more other H.I. hotels participates by mutual agreement and shares the cost thereof), to the extent appropriate furnished to other hotels operated by H.I. and its affiliates to Grand Hyatt Operating Standards (herein called “Chain Marketing Services”).
Neither Hyatt, nor any other affiliate of Hyatt shall receive any profit for the rendition of Chain Marketing Services. Hyatt’s affiliates shall, however, be entitled to be reimbursed for the Hotel’s share (herein called “Chain Allocation”) of all costs incurred by Hyatt’s affiliates including salaries of officers or employees, in the rendition of said services, and shall also be reimbursed for reservation costs. Charges to the Hotel for Chain Marketing Services (including reservation services) shall be made, commencing from the period 12 months prior to the Target Opening Date of the Hotel, on the same basis as to the other hotels operated by H.I and its affiliates to Grand Hyatt Operating Standards. The current 2008 formula for Chain Allocation is based on US$394.00 per guest room, per annum, plus one percent (1%) of the gross room revenue of the Hotel per annum during the Operating Term and period of partial operations, if any. The Reservation charge is currently US$8.00 per gross reservation plus, in circumstances where H.I.’s proprietary SPIRIT/RESERVE reservation system (or its successor) is used in making the reservation, US$0.70 per such reservation. The Chain Allocation formula, the Reservation charge and the reservation system charges are subject to change in the future, but all H.I. and its affiliates hotels operated to Grand Hyatt Operating Standards shall be charged on the same basis. Hyatt shall cause its affiliates to provide Owner with a copy of the audited annual Chain Allocation expenditure statements.
In addition to charges for the above services, the Hotel shall be charged in connection with the Gold Passport Program (or any program that replaces the Gold Passport Program) on the same basis applicable to all H.I. and its affiliates hotels operated to Grand Hyatt Operating Standards. The charge for the Gold Passport Program is currently four percent (4%) of the total charges incurred by Gold Passport Members at a participating hotel, which amount will be paid into the Gold Passport fund. The Hotel shall receive a Gold Passport per-formula payment when guests use Gold Passport points for stays at the Hotel. Neither Hyatt, nor any other affiliate of Hyatt, shall receive any profit for the rendition of the Gold Passport Program.

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Hyatt shall be reimbursed for the cost of performing internal audits, management operations reviews to the extent set out in the Approved Annual Plan (“M.O.R.’s”) and specialized training programs based on the executive time involved (averaging two to three weeks per audit or M.O.R.) at the Hotel. The per diem charges currently range from US$200 to US$350 dependent upon the seniority of the executives performing the audit, M.O.R. or training.
The Hotel will be also charged for key Hotel executives’ (including expatriate personnel’s) social benefits, including life, disability and health insurance, incentive compensation and pension benefits arranged by Hyatt and consistent with the practices and policies in hotels operated by H.I. to Grand Hyatt Operating Standards.
Hyatt shall be reimbursed for the Hotel’s proportionate share of premiums for the worldwide insurance coverage (for public liability and crime insurance, such as employee fidelity and cash-in-transit coverage), and Owner shall provide to Hyatt in writing all necessary information related to the premiums and coverage which may be required under the Financing Documents, and Hyatt and the General Manager shall use commercially reasonable efforts to comply therewith.
Section 3. Right of Inspection and Review.
The duly authorized officers, accountants, employees, agents, and attorneys of Owner shall have the right, upon reasonable notice to the General Manager of the Hotel, to enter upon any part of the Hotel at all reasonable times during the Operating Term for the purpose of examining or inspecting the Hotel or examining or making extracts from the books and records of the Hotel operation, or for any other purpose which Owner, in its discretion, shall deem necessary or advisable, but the same shall be done with as little disturbance to the operation of the Hotel as possible and all inquiries arising out of such inspection and review shall be addressed only to Hyatt or to the General Manager or such person or persons designated by him. Upon termination or expiration of this Agreement, all books and records relating to the operation of the Hotel shall be delivered by Hyatt to Owner. For a period of two (2) years following the expiration or earlier termination of the Operating Term, Owner shall accord to Hyatt the same right to examine or make extracts from the books and records of the Hotel operation applicable to the Operating Term.
Section 4. Reports.
Hyatt shall, through the General Manager and on behalf of the Owner, deliver to Owner:
A. Within ten (10) days after the end of each month a profit and loss statement showing the results of the operation of the Hotel for that month and the fiscal year to date, and containing computations of the Gross Operating Profit, Hyatt’s Fees and Owner’s Profit Distribution for that month and the fiscal year to date. The figures contained in such statement shall be taken from the books of account maintained by Hyatt and the General Manager. Such statement shall reflect the terms of this Agreement and shall be prepared, insofar as feasible, in all material respects in accordance with the Uniform System, as set forth, for purposes of illustration only, in Appendix A hereof.
B. On or before the date falling forty-five (45) days after the end of each calendar quarter (March 31, June 30, September 30 and December 31) of each fiscal year including the first fiscal year, a profit and loss statement showing the results of the operation of the Hotel for the applicable calendar quarter, and containing computations of the Gross Operating Profit, Hyatt’s Fees and Owner’s Profit Distribution for the relevant periods. The figures contained in such statement shall be taken from the books of account maintained by Hyatt and the General Manager. Such statement shall reflect the terms of this Agreement and shall be prepared, insofar as feasible, in all material respects in accordance with the Uniform System, as set forth, for purposes of illustration only, in Appendix A hereof, and signed by the General Manager and the Director of Finance.

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C. Within sixty (60) days after the end of each fiscal year, with the exception of the last fiscal year, a profit and loss statement, certified by an independent public accountant selected from one of the four (4) largest international public accounting firms (the “Big Four” firms) or their affiliates in Macau and retained by Hyatt, taken from the books of account of the Hotel and showing the results of the operation of the Hotel during the preceding fiscal year, containing a computation of the Gross Operating Profit, Hyatt’s Fees and Owner’s Profit Distribution for such period, and with a schedule annexed thereto showing all deposits in and withdrawals from the Replacement Fund made during such fiscal year and the balance thereof. The cost of the audit shall be charged to operations of the Hotel. Within sixty (60) days after the end of the last fiscal year, Owner shall deliver to Hyatt a profit and loss statement certified by the aforesaid independent public accountant, showing the results of the operation of the Hotel during such last fiscal year, containing computations of Revenue and Gross Operating Profit and the basic management and incentive fees payable to Hyatt for such period. Hyatt agrees to provide reasonable assistance to the accountant in the preparation of the annual statements. Provided that said accountant’s opinions shall be unqualified, such certified statements shall be deemed correct and conclusive for all purposes.
D. No later than November 1st of each calendar year during the Operating Term or as otherwise reasonably required by Owner by notice to Hyatt to comply with the Financing Documents (provided Owner so informs any requirement for such compliance in writing to Hyatt), Hyatt will prepare and submit to Owner for the following calendar year (i) a forecasted budget of the Hotel’s operations, including forecasts of revenues and operating expenses, estimates of necessary working capital and the assumptions underlying the same; (ii) a proposed marketing plan; and (iii) a proposed budget of capital expenditures (for this purpose, inclusive of additions to and replacements of Furnishings & Equipment and additions, alterations and improvements pursuant to Section 3 of Article VI) for the ensuing year. The materials described in clauses (i) and (ii) above are herein collectively referred to as the “Operating Budget”, the budget referred to in clause (iii) above is herein referred to as the “Annual CapEx Plan” and the Operating Budget and Annual CapEx Plan are collectively referred to as the “Annual Plan” provided that once any of the Operating Budget or the Annual CapEx Plan as the case may be is approved by Owner and Hyatt it shall be the “Approved Operating Budget” , the “Approved Annual CapEx Plan” and the Approved Operating Budget and the Approved CapEx Plan are collectively referred to as the “Approved Annual Plan . Hyatt agrees that it shall use commercially reasonable efforts to operate the Hotel in a manner consistent with the Approved Annual Plan including both as relates to estimates of actual amounts of expenditures, and the operating assumptions underlying the same.
(1) The Annual Plan shall be prepared in accordance with Hyatt’s standard internal planning and budgeting procedures on Hyatt’s standard formats but so as to comply with any reasonable requests of Owner to enable compliance with the Financing Documents and provided Owner provides Hyatt in writing all necessary information Hyatt requires in order to comply with such requests. Owner agrees that it shall promptly review all Operating Budgets and Annual CapEx Plans submitted to it, and Hyatt agrees that it shall provide Owner with such additional and supplemental information with respect thereto as shall be reasonably requested by Owner and which may be prepared or compiled without unreasonable delay, expense or interruption of normal operations.

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(2) Promptly after submission of the Annual Plan, representatives of Owner and Hyatt shall meet at the Hotel or at such other location as may be mutually agreed and at a mutually convenient time to discuss, and attempt in good faith to agree upon, the Annual Plan as provided below.
E. All items of expenditure contained in the Operating Budget shall be subject to approval of Owner, with the exception of the following: (i) costs associated with contracts or arrangements Hyatt or H.I. has made on a chain-wide, regional or business-segment basis in accordance with Hyatt’s authority under the terms of this Agreement; (ii) individual compensation levels for Hotel employees or for Hyatt or H.I. benefit programs subject to and in accordance with the terms of this Agreement; (iii) items (such as room rates, menu or banquet prices, and the like) affecting the estimate of Hotel revenues; or (iv) other expenditures required to be paid or reimbursed to Hyatt or its affiliates for services provided by Hyatt or its affiliates under the express provisions of this Agreement including, without limitation, expenditures for Management Fees, Chain Allocation, reservation costs, and Gold Passport. Owner shall not withhold its approval for any expenditures which are reasonably necessary, in nature or amount, to enable the Hotel to continue operating in accordance with Grand Hyatt Operating Standards. Notwithstanding the preceding exceptions regarding Hyatt’s right to establish revenue and expenditure items, Owner shall have the right to suggest changes in such items if it considers the changes reasonably necessary to achieve the Key Operating Principles or if it considers such amounts are not reasonable, subject in all respects to the maintenance of the Grand Hyatt Operating Standards identified in this Agreement. To the extent Hyatt disagrees with suggested changes, Hyatt shall provide Owner explanation for its disagreement explaining why such items meet the Key Operating Principles or the costs thereof are reasonable (to maintain Grand Hyatt Operating Standards), as the case may be. The parties will seek to resolve any dispute as to whether an item of expenditure meets the Key Operating Principles or is reasonable (to maintain Grand Hyatt Operating Standards), as the case may be, in accordance with subsection E (1) below, failing which the dispute shall be submitted to an independent, internationally recognized hotel consulting firm or individual who is qualified to resolve the issue in question, and which has at least ten (10) years of international hospitality consulting experience with regional knowledge of the hospitality industry, which is appointed in each instance by agreement of the parties or, failing agreement, each party shall select one (1) such independent, internationally recognized consulting firm or individual and the two (2) respective firms and/or individuals so selected shall select another such independent, internationally recognized consulting firm or individual to be the expert (the “Expert”), who shall act as an expert and not as arbitrator to resolve the matter. The decision of the Expert shall be binding upon Hyatt and Owner and shall be made by not later than the 31st day of December of the year in which the Annual Plan has been submitted for review, and resolution of Operating Budget disputes by the Expert shall be the sole and exclusive process for resolution, Hyatt and Owner agreeing that any such disputes as aforesaid shall not be subject to arbitration hereunder. The costs of the Expert must be paid equally by the parties.

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(1) Hyatt shall take into consideration the views and suggestions of Owner regarding all aspects of the Operating Budget and both Owner and Hyatt shall attempt, in good faith, to reach a mutually satisfactory agreement, and thereupon to incorporate any such agreements into the Operating Budget. In this connection, in addition to its other rights above, Owner shall have the right to suggest changes in operating policies and in the proposed Operating Budget which it considers reasonably necessary to achieve the objectives of near-term and long-term maximization of Hotel profits, subject in all respects to the Grand Hyatt Operating Standards. To the extent Hyatt disagrees with Owner’s suggestions and comments, Hyatt shall provide written explanations for its disagreements. Promptly following the foregoing discussions and explanations, Hyatt shall submit a revised Operating Budget for further comment and discussion in the manner set forth above. Thereafter, the parties shall continue to discuss the Operating Budget until such time as both Hyatt and Owner shall have reached agreement on all items comprising the Operating Budget for which Owner has approval rights hereunder.
(2) Until such time as the parties have agreed on all line items of the proposed Operating Budget for which Owner has approval rights hereunder, Hyatt shall have the right to operate the Hotel in accordance with an Operating Budget comprised of those line items which do not require Owner approval hereunder, those line items that have theretofore been agreed upon by Owner and Hyatt and, only with respect to those line items not yet approved by Owner (and for which Owner has approval rights hereunder), the standards of operation and operating policies in effect during the preceding calendar year (or, with respect to the Hotel’s first fiscal year, as proposed by Hyatt in connection with the takeover of the Hotel)
(3) Notwithstanding anything to the contrary in this Section 4 of Article VII, Owner and Hyatt both acknowledge that the forecasts of revenues and estimated expenses contained in the Operating Budget represent Hyatt’s best estimate of the same for the following calendar year and not in any way a guarantee of actual results. Actual revenues and expenses can vary from forecasts and estimates for reasons beyond the reasonable control of Hyatt including, without limitation, the following: (a) the volume of business and the levels of hotel occupancy; (b) the mix of business (that is, the relationship of food and beverage revenues to other hotel related revenues and the relationship of group business to individual travel business); (c) prevailing wage rates and the effects of collective bargaining agreements; (d) inflation; (e) utility rates, insurance premiums and tax increases; (f) unanticipated and extraordinary repair and maintenance expenses; (g) the need to meet competitive market conditions; and (h) other similar causes. Owner acknowledges that so long as Hyatt adheres to its covenants in this Agreement including, without limitation, to use commercially reasonable efforts to operate the Hotel in a manner consistent with the Approved Annual Plan and provided that Hyatt acts with all reasonable care in preparing each Annual Plan and Approved Annual Plan based on reasonable assumptions, Hyatt shall have no liability to Owner, and shall not otherwise be deemed in default hereunder, if actual operating results vary from the Approved Annual Plan.

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(4) If at any time during the year Hyatt anticipates that revenues shall be less or expenditures shall be more than those forecasted in the Approved Annual Plan, Hyatt shall submit revisions to the Approved Annual Plan for Owner approval as provided above; provided, however, in no event shall the need for any such reforecasting of the Approved Annual Plan, or any portion of it, be deemed a default by Hyatt hereunder.
F. All items of expenditure contained in the Annual CapEx Plan shall be subject to Owner’s approval (provided, however, Owner agrees that it shall approve the Annual CapEx Plan or relevant portions thereof that are reasonably necessary in order to enable the Hotel to meet the Grand Hyatt Standards). If Owner does not approve the proposed Annual CapEx Plan, or any line items or specific capital expenditure projects within the proposed Annual CapEx Plan, within thirty (30) days after delivery of the same to Owner, then such Annual CapEx Plan, or such line item(s) or capital expenditure projects not specifically disapproved by Owner, as the case may be, shall be deemed approved. In the event of any disapproval, Owner and Hyatt shall meet and confer in good faith in an effort to reconcile differences and reach consensus during the thirty (30) day period thereafter.
(1) If, by the end of the sixty (60) day period following Hyatt’s submission of the Annual CapEx Plan to Owner, Owner has yet to approve the Annual CapEx Plan or any portion thereof, Hyatt shall notify Owner in writing of any capital expenditure(s) Hyatt deems necessary for the Hotel to meet the Grand Hyatt Standards (collectively, the “Disputed Capital Expenditures”). If Owner does not agree to approve the Disputed Capital Expenditures in the Annual CapEx Plan, within thirty (30) days after delivery of Hyatt’s notice, Hyatt shall have the right to submit the issue of whether the Disputed Capital Expenditures are necessary to enable the Hotel to meet the Grand Hyatt Standards to arbitration as provided in Article XIV. The arbitrator’s determination shall be final and binding on both Owner and Hyatt.
(2) Hyatt may not incur capital expenditures that are in excess of those required or permitted under the Approved Annual Plan except for the following: (i) expenditures for the replacement of or additions to Furnishings & Equipment from funds then on deposit or to be deposited in the Replacement Fund which do not exceed US$100,000 for any single expenditure, with maximum in any event of US$500,000 in the aggregate in any calendar year, which amounts shall on an annual basis be adjusted by the Consumer Price Index of Macau S.A.R.; and (ii) expenditures, including capital expenditures, which Hyatt reasonably deems necessary to minimize personal injury and property damage in cases of casualty or other emergency, or which Hyatt deems reasonably necessary in order to comply with applicable legal requirements.

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ARTICLE VIII
Insurance
Section 1. Insurance to be Maintained by Owner.
Owner shall, at its expense, at all times during the period of construction, furnishing and equipping of the Hotel and at such times during the Operating Term as Owner shall be making essential repairs, changes and replacements and other repairs and changes as provided in Sections 4 and 5 of Article VI, procure and maintain public liability and property damage insurance in financially responsible insurance companies against loss or damage arising in connection with the preparation, construction, furnishing and equipping and any pre-opening activities of the Hotel or in connection with such repairs, changes and replacements made during the Operating Term. Owner shall further, at its expense, at all times from the commencement of the construction of the Hotel and during the Operating Term, procure and maintain insurance for the full replacement value of the Hotel in financially responsible insurance companies against all risks of physical loss or damage to the Hotel and its contents from, including, but not limited to, fire, boiler explosion, and such other risks and casualties for which insurance is customarily provided for hotels of similar character. If possible, such policy shall also cover “business interruption” (loss of profits or fixed costs), in respect of both Owner and Hyatt. All policies shall provide that Owner (and, at Owner’s request, any mortgagee or Lender) be named insureds and that Hyatt, H.I. and its subsidiaries, and Hyatt Corporation be named as additional insureds thereby, as their interests may, from time to time, appear. The fire and extended coverage policy insuring damage to the building and contents shall provide that the insurance company agrees to waive any rights of subrogation against Hyatt, H.I. and its subsidiaries, and Hyatt Corporation. During the Operating Term and for the pre-opening activities (where appropriate), Owner shall procure and maintain workmen’s compensation insurance for the employees of the Hotel.
All insurances to be maintained by Owner under this Section 1 shall be subject to reasonable deductibles as customarily maintained by similar hotels managed by international management companies and as specified on the policies. Such insurances shall also be in the form and subject to terms and conditions as may be required by Owner’s Lenders (but shall in no event be less than the coverages required under the terms of this Agreement). Owner shall, upon request, furnish to Hyatt satisfactory evidence of all insurance maintained by Owner pursuant to this Section 1.
Section 2. Insurance to be Maintained by Hyatt.
Hyatt shall, through the General Manager, procure and maintain at all times during the Operating Term and for the pre-opening activities (where appropriate), the following insurance, if available on usual terms and at customary rates:
(A) Public and products liability insurance, including a cross liability clause, for limit of indemnity of not less than US$50,000,000 in respect of any one occurrence and in annual aggregate including but not limited to personal injury, property damage, innkeeper’s liability and advertising liability; automobile liability insurance required under applicable laws; and crime insurance for limit of indemnity of US$25,000,000 in respect of any one occurrence, including, but not limited to, employee fidelity.
(B) Workmen’s compensation, employers’ liability or other such insurance as may be required under applicable laws or which Hyatt shall deem advisable, for the employees of Hyatt or H.I. or any of their respective affiliates or of other hotels of H.I. that Hyatt may assign temporarily as full-time members of the executive staff of the Hotel.

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(C) In its discretion, Hyatt or the General Manager, may maintain such other insurance as it or he/she shall deem necessary for protection against claims, liabilities and losses, wherever asserted, determined or incurred, arising from the operation to Grand Hyatt Standards of the Hotel in accordance with this Agreement.
The insurance policies referred to in this Section may contain provisions for deductibility and Hyatt may elect to maintain all or part of such insurance under an arrangement insuring one or more hotels operated by Hyatt or its affiliates, in which event the cost of such insurance shall be allocated by Hyatt to the Hotel on a reasonable basis. All policies shall provide that Hyatt, H.I. and its subsidiaries and Hyatt Corporation, be named insureds and, if requested by Owner, Owner (and, at Owner’s request, any mortgagee or Lender) be named as additional insureds thereby, as their interests may, from time to time, appear. All insurance policies maintained by Hyatt pursuant to this Article VIII shall be primary to any insurance maintained by Owner.
All insurances to be maintained by Hyatt under this Section 2 shall be in the form and subject to the terms and conditions as may reasonably be required by Owner’s Lenders. Hyatt shall, through the General Manager on behalf of Owner, upon request, furnish to Owner satisfactory evidence of all insurance maintained by Hyatt pursuant to this Section 2.
ARTICLE IX
Damage to and Destruction of the Hotel
If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Operating Term by fire or any insured casualty, provided that the funds to do so are being made available by the Lenders to the Owner, and Lenders are not otherwise currently preventing the Owner from doing so, the Owner shall, at its cost and expense and with due diligence, repair, rebuild or replace the same so that after such repairing, rebuilding or replacing, the Hotel shall be substantially the same as prior to such damage or destruction. Except to the extent the same is in contradiction of the terms of the Financing Documents, if Owner fails to commence such repair, rebuilding or replacing work within ninety (90) days after the fire or other casualty, or shall fail to complete the same diligently, Hyatt may, but shall not be obligated to, undertake or complete such work for the account of Owner and shall be entitled to be repaid therefor as provided in Article XI, and the proceeds of insurance shall accordingly be made available to Hyatt and Hyatt and Owner shall ensure that any proceeds from insurance shall be applied to such repairing, rebuilding or replacing.
Notwithstanding the foregoing, if:
(i) the Hotel is damaged or destroyed to such an extent that the cost of repairs or restoration as reasonably estimated by Owner exceeds thirty percent (30%) of the full replacement cost (excluding land, excavations, footings and foundations) of the Hotel; or
(ii) the Hotel is damaged or destroyed to such an extent that the estimated time for repair or restoration thereof, in the reasonable opinion of Owner, shall exceed eighteen (18) months from the commencement of such repair or restoration; or

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(iii) the damage or destruction shall occur at any time within the last three (3) years of the Operating Term (unless Hyatt shall have any remaining extension options, in which event this provision shall apply only to an occurrence in the last three (3) years of the last extension of the Operating Term, or during the last year of the initial Operating Term or the then applicable extended Operating Term if Hyatt has failed theretofore to have exercised its extension option);
and if in connection with any of the foregoing, Owner elects not to rebuild or restore the Hotel, then Owner shall be entitled to elect by notice to Hyatt given at any time within one hundred eighty (180) days after the occurrence of such damage or destruction to terminate this Agreement without liability to Hyatt or Owner by reason of such termination; provided, however, if Owner terminates this Agreement by reason of any of the foregoing provisions, and Owner thereafter nevertheless commences repair or restoration or rebuilding of a first-class hotel on the Hotel Site utilizing the proceeds of replacement cost insurance (and such proceeds are of themselves, sufficient for this purpose), at any time within three (3) years following any such termination, Hyatt shall have the right (but not the obligation) exercisable at any time within ninety (90) days after Hyatt has actual knowledge of Owner’s intention to rebuild or restore the Hotel, to elect to manage and operate the rebuilt or restored Hotel in accordance with the provisions of this Agreement from the opening date of the rebuilt or restored Hotel and for the unexpired Term (including any extensions) remaining as of the date of the damage or destruction event which resulted in Owner’s termination hereof. If there shall be any dispute between Owner and Hyatt as to whether Owner’s estimate of the cost of restoration, the full replacement cost of the Hotel, or the estimated time for repair or restoration is reasonable under the circumstances, the said dispute shall be submitted to arbitration conducted in accordance with the provisions of Article XIV.
ARTICLE X
Condemnation
If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such portion thereof shall be taken or condemned so as to make it imprudent or unreasonable, in Hyatt’s or Owner’s reasonable opinion, to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then the Operating Term shall terminate as of the date of such taking or condemnation. Hyatt shall have the right to seek an independent award from the authority exercising its rights of eminent domain for the value of this Agreement.
Except to the extent that the following is in contradiction of the terms of the Financing Documents, if only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not make it unreasonable or imprudent, in Hyatt’s reasonable opinion, to operate the remainder as a hotel of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, but so much of any award made to Owner shall be made available as shall be reasonably necessary for making alterations or modifications of the Hotel, or any part thereof, so as to make it a satisfactory architectural unit as a hotel of similar type and class prior to the taking or condemnation. Except to the extent that the following is in contradiction of the terms of the Financing Documents, the balance of the award, after deduction of the sum necessary for such alterations or modifications, shall be fairly and equitably apportioned between Owner and Hyatt, so as to compensate Hyatt and Owner for their respective losses of income resulting from the taking or condemnation.

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ARTICLE XI
Right to Perform Covenants and Reimbursement
If Hyatt at any time shall fail, within the time limit and after due notice as specified in Article XII, to make any payment or to perform any act to be made or performed by it pursuant to this Agreement, Owner may without further notice to or demand upon Hyatt, and without waiving or releasing Hyatt from any obligations under this Agreement, make or procure such payment or perform or procure performance of such act. All sums so paid and all necessary incidental costs and expenses in connection with the performance of any such act by Owner, together with interest thereon at the best lending rate of The Hongkong and Shanghai Banking Corporation Limited from the date of making such expenditures or such performance shall be payable by Hyatt to Owner upon demand.
If Owner shall fail, within the time limit and after due notice as specified in Article XII, to make any payment or perform any act to be made or performed by it pursuant to this Agreement, Hyatt may, without further notice to or demand upon Owner and without waiving or releasing Owner from any of its obligations under this Agreement, make such payment or perform such act. All sums so paid by Hyatt, and all necessary costs and expenses incurred in connection with the performance of any such act by Hyatt together with interest thereon at the best lending rate of The Hongkong and Shanghai Banking Corporation Limited from the date of Hyatt’s making of such expenditures, as well as all sums properly payable by Owner to Hyatt or its affiliates, together with interest thereon at the rate above specified from the date on which payment to Hyatt therefor is due, shall be payable to Hyatt by Owner upon demand, or at the option of Hyatt, may be deducted from any installment or installments of Owner’s Profit Distribution then due or thereafter becoming due under this Agreement.
With the exception of emergency cases, neither party shall have the right to make any payment or to perform any act, if there is a bona fide dispute between the parties as to the necessity thereof and such dispute has been submitted to arbitration.
ARTICLE XII
Defaults
The following shall constitute events of default:
(1) The failure of either party to make any payment to the other provided for herein for a period of thirty (30) calendar days after such payment is payable;
(2) The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party;
(3) The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) calendar days from the date of entry thereof of any order approving an involuntary petition by either party;
(4) The appointment of a receiver for all or any substantial portion of the property of either party;

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(5) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for any period of one hundred twenty (120) consecutive calendar days;
(6) The failure by Owner to build the Hotel in accordance with Grand Hyatt Standards or to cure defects or deficiencies of which Hyatt shall notify Owner under Article I and in each case the continuance of any such failure for a period of thirty (30) calendar days after notice of said failure;
(7) The failure by either party to perform, keep or fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of thirty (30) calendar days after notice of said failure;
(8) The termination of the TSA, provided such termination results from a default thereunder and such termination is in accordance with the terms hereof; and
(9) If Hyatt knowingly does or, omits to do, or permits to be done or omitted any matter or thing that it knows is reasonably likely to result in the termination or suspension of the Owner’s affiliate’s gaming sub-concession with the government of Macau S.A.R.
In any of such events of default, the non-defaulting party may give to the defaulting party notice of intention to terminate this Agreement after the expiration of a period of thirty (30) calendar days from the date of such notice, and upon the expiration of such period, this Agreement shall terminate. If, however, upon receipt of such notice, the defaulting party shall promptly cure the default, then such notice shall be of no force and effect or, when such default cannot be cured within thirty (30) calendar days, if the defaulting party shall take action to cure such default with all due diligence, then the effective date of the termination notice shall be extended for such reasonable time as shall be required for the defaulting party to cure such default. Notwithstanding the foregoing, with respect to the default set forth in Paragraph (8) above, any termination of the TSA as contemplated in Paragraph (8) shall result in the immediate termination of this Agreement, provided that contemporaneously with such termination, Owner shall pay all fees and reimbursements due and payable to Hyatt under the terms of this Agreement, including without limitation, all outstanding Hyatt’s Fees provided that no event or circumstance set out in this Article XII has then occurred (other than under paragraph (8) of this Article XII) which would entitle Owner to terminate this Agreement.
Notwithstanding the foregoing, neither party shall be deemed to be in default under this Agreement if a bona fide dispute as to the occurrence of any of the foregoing events of default has arisen between the parties and such dispute has been submitted to arbitration.

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ARTICLE XIIA
Force Majeure
In the event that any party hereto shall be rendered unable to carry out the whole or any part of its obligations under this Agreement by reason of acts of God, acts of government in exercise of its sovereign power, other force majeure, strikes, wars, riots, civil commotion, acts of terrorism, and any other causes of such nature, then the performance of the obligations hereunder of that party or all the parties hereto as the case may be and as they are affected by such cause shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied with all reasonable dispatch. Notwithstanding anything herein contained to the contrary, if by reason of any one or more of the matters aforesaid, any party hereto is delayed in performing or is unable to perform any material obligation hereunder for more than three (3) months, then, either party may terminate this Agreement by ninety (90) days’ prior notice given after the expiration of the said three (3) month period without liability save for any accrued rights and obligations.
ARTICLE XIII
Trade Name and Exclusivity
Section 1. Name of Hotel.
During the Operating Term, the Hotel shall at all times be known and designated as either “Grand Hyatt Macau” or “Grand Hyatt City of Dreams” (in English), at the Owner’s election, and, in Chinese, as “” or “” (or such other Chinese name equivalent for “Grand Hyatt City of Dreams” as may be suggested by Owner), except as may otherwise be mutually agreed by Owner and Hyatt. Hyatt hereby covenants that it has the right and authority to grant Owner a non-exclusive license to designate the Hotel under the said trade names. Subject to any approval Owner may be required to obtain, Owner hereby licenses Hyatt to use the “City of Dreams” name in connection with the operation of the Hotel as contemplated by this Agreement and covenants that it has the right and authority to grant Hyatt a non-exclusive license to use the name in respect of the operation of the Hotel. Hyatt will cause the trade names to be duly and properly registered and protected in Macau and shall ensure that neither Hyatt, its affiliates nor any third parties shall own, manage or operate another hotel under the trade name “Grand Hyatt” in English and/or “” in Chinese in Macau during the continuance of this Agreement. It is recognized, however, that the names “Hyatt”, “Regency”, “Hyatt Regency”, “Grand Hyatt” and “Park Hyatt” when used alone or in conjunction with some other word or words, are the exclusive property of H.I. and Hyatt Corporation. Accordingly, no right or remedy of Owner for any default of Hyatt, nor delivery of the operation and management of the Hotel to Owner upon expiration or sooner termination of this Agreement, nor any provision of this Agreement shall confer upon Owner, or any transferee, assignee or successor of Owner or any person, firm or corporation claiming by or through Owner, the right to use the names “Hyatt”, “Regency”, “Hyatt Regency”, “Grand Hyatt” or “Park Hyatt” or “”, “”, or “” in Chinese, either alone or in conjunction with any other word or words, in the use or operation of the Hotel or otherwise. In the event of any breach of this covenant by Owner, Hyatt shall be entitled to damages, to relief by injunction, and to other legal rights or remedies, and this provision shall be deemed to survive the expiration or sooner termination of this Agreement.
Upon the expiration or early termination of this Agreement, Owner shall change the name of the Hotel to exclude the names “Hyatt” or “Grand Hyatt” in English or “”, or “” in Chinese.

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Subject to Hyatt’s review and written approval, which review Hyatt shall promptly undertake following written request of Owner, Owner may use the name of the Hotel and the Hotel logo in connection with the marketing for the Development including for use on any web site of the Owner for the Development. Among other reasons, Hyatt may disapprove of any such use if Hyatt deems the depiction of the Hotel logo inconsistent with Hyatt’s corporate marketing standards.
Section 2. Exclusivity.
During the Operating Term, Hyatt and its affiliates shall not own, manage, franchise, or operate another hotel in Macau (the “Restricted Area”) under a trade name that includes “Hyatt” in English and/or “” in Chinese. Other than the restriction set forth in the preceding sentence, there shall be no restriction on Hyatt’s ability to own, manage, franchise or otherwise permit the operation of hotels in the Restricted Area including any of the following:
(a) hotels under the trade name “Park Hyatt” or the corresponding Chinese name for “Park Hyatt”, provided that, in respect of the period commencing as of the date hereof and continuing through the first three (3) years of the Operating Term Hyatt shall have first notified Owner, in writing, of its proposal to own, manage, franchise or otherwise permit the operation of a hotel under the trade names “Park Hyatt” or the corresponding Chinese name for “Park Hyatt” in the Restricted Area, such written notice (the “Park Hyatt Notice”) to include the key commercial terms and Owner shall not have made a written offer to Hyatt to manage a hotel under the trade names “Park Hyatt” or the corresponding Chinese name for “Park Hyatt” in the Restricted Area on terms that are not materially less favorable to Hyatt than those set out in the Park Hyatt Notice;
(b) timeshare facilities that are part of the “Hyatt Vacation Club” timeshare program;
(c) lodging facilities within the Restricted Area operated under brand names that do not include the name “Hyatt”, notwithstanding that such facility may participate in and receive the benefits of Chain Marketing Services and the other services described in Section 2 of Article VII; or
(d) lodging facilities that are part of a chain of hotels recognized in the hospitality industry generally as being a select or limited service hotel product offering including, without limitation, “Hyatt Place” or “Hyatt Summerfield Suites” hotels, notwithstanding that such hotels participate in and receive some of the benefits of the Chain Marketing Services and other services described in Section 2 of Article VII.
ARTICLE XIV
Arbitration
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in force on the date of this Agreement.
The arbitration shall be heard and determined by one arbitrator, who shall be selected by the parties. If within thirty (30) days following the date upon which a claim is received by the respondent, the parties cannot agree on who the arbitrator is to be, the appointing authority shall select the arbitrator. The appointing authority shall be the Hong Kong branch of the ICC or if such branch is unable to act, then the Hong Kong International Arbitration Center.

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The place of arbitration shall be Hong Kong, the award shall be deemed a Hong Kong award, and the English language shall be used in the arbitral proceedings.
Any monetary award shall be made and shall be payable in US dollars free of any tax or any other deduction. The award shall include the costs and expenses of the prevailing party, including its reasonable legal fees, and interest from the date of any breach or other violation of this Agreement to the date when the award is paid in full. The arbitrator shall also fix an appropriate rate of interest. In no event, however, should the interest rate during such period be lower than the best lending rate of The Hong Kong and Shanghai Banking Corporation.
The award of the arbitrator shall be the sole and exclusive remedy between the parties regarding any and all claims and counterclaims presented to the arbitrator.
ARTICLE XV
Successors and Assigns
Section 1. Assignment by Hyatt.
Hyatt shall have the right to assign its rights and transfer its obligations under this Agreement (which transfer the Owner hereby consents to and shall agree to) to (i) any one or more affiliates of H.I. or of Global Hyatt Corporation, a Delaware, U.S.A. corporation (“GHC”), (ii) any person that may become an affiliate of H.I. or GHC as a result of a related and substantially concurrent transaction, or (iii) to any successor or assign of H.I. or of GHC that may result from any merger, consolidation or reorganization, or to a person that shall acquire all or substantially all of the business and assets of H.I. and its affiliates, provided that such assignee has and will maintain the necessary expertise and resources to carry out the services contemplated under this Agreement and enjoys the benefits of the H.I. organization in the same degree as Hyatt. Hyatt shall take such steps as are necessary to ensure that the assignee is bound by this Agreement, and, notwithstanding any such assignment, Hyatt shall not be released from any duties or obligations arising hereunder. Except as provided herein, Hyatt shall not assign this Agreement or assign or transfer any rights or obligations hereunder without the prior consent of Owner. In the event a permitted assignment or transfer occurs under this clause, Hyatt shall provide a copy of the assignment or transfer agreement to Owner as soon as possible thereafter.
Section 2. Assignment by Owner.
Owner shall have the right to assign its rights and, transfer its obligations under this Agreement (which transfer Hyatt hereby consents to and shall agree to) to any direct or indirect wholly owned subsidiary of Melco Crown Entertainment Limited (being a company listed on the NASDAQ) (“MPEL”) provided that the parties hereto acknowledge that Melco Crown Gaming (Macau) Limited (“Gaming”) is owned as to 90% by companies wholly owned by MPEL and as to 10% by Gaming’s managing director pursuant to Macau law and the parties hereto agree that the term “wholly owned subsidiary” in this Article XV, Section 2 shall include and be deemed to include (a) Gaming; (b) any direct or indirect subsidiary of Gaming and (c) any company the shares (or equivalent rights under Macau law) of which are held directly or indirectly and jointly by MPEL and Gaming, provided that in the case of an assignment, Owner shall continue to be liable under this Agreement to the same extent as though such assignment had not been made. Owner shall provide as soon as practicable Hyatt with copies of the documents evidencing a permitted assignment hereunder.

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In addition, but subject to Section 2A of this Article XV, Owner shall also have the right to assign or transfer this Agreement (including the rights and obligations hereunder) (which transfer Hyatt hereby consents to and shall agree to), or sell assign or transfer its interest in the Hotel, or such persons who hold the majority direct or indirect equity interest in Owner at the date of this Agreement, shall have the right to sell, assign, or transfer their majority equity interest in Owner, without the prior consent of Hyatt, to any person or entity who agrees to be bound by all the terms of this Agreement.
In addition, subject to the delivery of a non-disturbance and attornment agreement referenced in Section 5, Article I of this Agreement, Owner shall have the right to assign, pledge or charge its rights under this Agreement to Lenders (or a company which is a holding company or a subsidiary of Owner or a subsidiary of the holding company of the Owner (an “Associated Company”) including without limitation any person party to any hedging arrangements entered into by the Owner or an Associated Company in connection with such financing and any agent, security agent, security trustee or delegate appointed by such persons in connection with such financing or hedging arrangements). In the event that the Owner assigns and/or transfers and/or novates its rights and obligations under this Agreement in accordance with the provisions of the Non-Disturbance Agreement dated on or around the date of this Agreement between Hyatt, Titleholder, Melco Crown (COD) Hotels Limited and the Owner a copy of which is annexed hereto (the “RTU NDA”) then such assignment or transfer or novation shall only be effective at such time as, and Hyatt undertakes to ensure that, Hyatt’s rights and obligations hereunder are transferred or novated to the New Operating Company (as defined in the RTU NDA) pursuant to the terms, mutatis mutandis, of Clause 3.2(a)(ii), Clause 3.3 or Clause 3.6 of the RTU NDA.
Section 2A. Owner Sale.
In the event Owner elects to sell, assign or transfer the Hotel (or the persons who hold the majority equity interest in Owner elect to sell, assign or transfer their majority equity interest including a public offering of equity interests in Owner) to a person or entity, and the acquisition by such person or entity results in, or gives rise to an inquiry or other proceeding that could result in, a determination, ruling or order of a government or regulatory authority having jurisdiction over either party and/or its affiliates which objects to such party continuing this Agreement or which has the effect of revoking or jeopardizing (or, should such determination, ruling or order be directed to a party to this Agreement due to any contractual relationship it may have with another beyond such party’s control, which could reasonably lead to revocation or jeopardy of) a material license held by such party and/or its affiliate over a significant part of its or their business if such party continues this Agreement, then, in such event, Hyatt shall have the right, subject to the provisions of the next paragraph, to terminate this Agreement by providing not less than one-hundred twenty (120) days’ prior written notice of such termination.
In connection with a determination by (or notice from) any government or regulatory authority that would, if carried to its logical conclusion, adversely affect or jeopardize a material license as provided in the preceding paragraph before either party exercises its right to terminate this Agreement, it shall afford to the other party (i) full access of official correspondence or other records that provide explanation for the government or regulatory action, (ii) the ability to consult with the affected party in good faith regarding the potential effect of the determination, and (iii) an opportunity to participate in any hearing or other proceeding that bears upon the determination giving rise to the right to terminate this Agreement. It is the intention of this provision that any such matter shall be viewed as affecting both parties hereunder such that both parties should be able to address such a determination before any action to terminate is taken hereunder.

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In the event of termination under this Section 2A, no compensation shall be payable by or to either party as a result of such termination.
Section 3. Successors and Assigns.
The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties, except that no assignment (subject to Section 2 of this Article XV), transfer, or lease by or through Hyatt or by or through Owner, as the case may be, in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, lessee or in any occupant.
ARTICLE XVI
Further Instruments
Each party hereto covenants to the other party that it shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action, including obtaining any government approval, necessary to make this Agreement fully and legally effective, binding, and enforceable as between the parties and as against third parties. Owner, together with Hyatt, shall take the appropriate steps to register this Agreement with the relevant government departments in the People’s Republic of China. Any fees or expenses incurred in connection with the actions called for by this Article XVI shall be borne by Owner.
If required under applicable law in Macau, Hyatt shall register its business as a service provider pursuant to this Agreement with the Serviços de Finanças de Macau (the “MFD”) as soon as reasonably practicable. Hyatt shall procure the MFD to make a determination of whether Hyatt is required to register with the MFD no later than June 30, 2009. If Hyatt does not submit this Agreement to the MFD for determination by March 1, 2009, Owner shall be permitted to submit the Agreement for determination by the MDF, provided Owner shall first give Hyatt a written notice of not less than fifteen (15) days before its submission of this Agreement to the MDF. If the MDF determines that a registration by Hyatt is required, Hyatt shall register its business, and upon request, immediately deliver to Owner the certified copy of the registration application with acknowledgement of receipt by the MFD (“Form M1”), which shall be kept in Owner’s files. If the MFD determines that a registration is not required, Hyatt shall have no obligation to register, and shall have no obligation to deliver Form M1 to Owner. The parties hereto agree that unless the MFD has made a final determination that Hyatt is not required to register, Owner shall have no obligation to make, and Hyatt shall not claim, payment of any amount to Hyatt under this Agreement until Hyatt has delivered the Form M1 to Owner and satisfied any other requirement of the MFD. The parties hereto agree that if MFD has made a final determination that Hyatt is not required to register, Owner shall have the obligation to make all payments required to be made under this Agreement all in accordance with the terms hereof.

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ARTICLE XVII
Notices
Any notice by either party to the other shall be deemed to have been duly given, if either delivered personally or enclosed in a registered post paid envelope addressed:

to Owner at:	36th Floor, The Centrium
60 Wyndham Street
Central, Hong Kong, S.A.R.
People’s Republic of China

to Hyatt at:	1301, The Gateway, Tower 1
25 Canton Road
Kowloon, Hong Kong, S.A.R.
People’s Republic of China
as the case may be, or to such other address and to the attention of such persons as the parties may designate by like notice hereunder.
Any such notice shall be deemed to have been rendered or given (i) on the date hand delivered or delivered by reputable courier service (or when delivery is refused), unless such hand or courier delivery was not on a business day or was later than 5:30 p.m. (local time) on a business day, in which event delivery shall be deemed to have been rendered on the next business day and (ii) five (5) business days from the date deposited in the mail, if mailed as aforesaid.
ARTICLE XVIII
Applicable Law
This agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws applicable in the Hong Kong Special Administrative Region of the People’s Republic of China.
ARTICLE XIX
Miscellaneous
Section 1. Right to Make Agreement.
Each party warrants, with respect to itself, that neither the execution of this Agreement nor the completion of the transactions contemplated hereby, shall violate any provision of law or the judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or, except as provided in Article XVI or in the case of the Owner under the terms of the Financing Documents, require any consent, vote or approval which, at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

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Section 2. Consents and Approvals.
Wherever in this Agreement the consent or approval of Owner or Hyatt is required, such consent or approval shall not be unreasonably withheld or delayed, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. Save as expressly otherwise provided herein, if either Owner or Hyatt fails to respond within thirty (30) days of a request by the other party for a consent or approval, such consent or approval shall be deemed to have not been given.
Section 3. Entire Agreement.
This Agreement, together with other writings signed by the parties expressly stated to be supplemental hereto and together with the RTU NDA and any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be amended or changed only by a writing signed by the parties hereto.
Section 4. Survival and Continuation.
Notwithstanding the termination of this Agreement or of the General Manager’s management of the Hotel in accordance with this Agreement, all obligations of either party provided for herein, that need to survive such termination, including inter alia, the payment of monies due by Owner to Hyatt or due by Hyatt to Owner prior to such termination, shall survive and continue until they have been fully satisfied or performed.
Section 5. Waiver.
The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.
Section 6. Proration.
Wherever in this Agreement there is a reference to the payment of a sum of money applicable to a fiscal year during the Operating Term, such payment shall be prorated for any part of such fiscal year that shall be less than twelve (12) calendar months save where in respect of any payment for any part of such fiscal year such payment has already been pro-rated pursuant to the provision of Article IV.
Section 7. Costs and Expenses.
Each party shall bear its own legal costs and expenses for and incidental to the preparation, execution and finalization of this Agreement.
Section 8. Counterparts.
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

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ARTICLE XX
Early Termination
Section 1. Performance Test.
Commencing with the earlier of (a) the third (3rd) full fiscal year after the completion of the last component of the entire Development, as set forth in the final plan for the Development, and (b) the sixth (6th) full fiscal year of the Operating Term, Owner shall have the right to terminate this Agreement and any related agreements if, for any two (2) consecutive full fiscal years of operation, excluding any year in which a claim of force majeure (as defined in Article XIIA) exists, both (a) the Hotel’s RevPAR (as hereinafter defined) is less than eighty percent (80%) of the weighted average (based upon proportionate number of keys of each hotel) RevPAR of its Competitive Set (as hereinafter defined) for each of the two (2) consecutive operating years in question AND (b) the Hotel’s Gross Operating Profit is less than 80% of the Gross Operating Profit as projected for each such year in the Approved Annual Plan for each such year (together the “Performance Test”). Notice of Owner’s election to terminate shall be given in writing within sixty (60) days following the delivery of the annual audited profit and loss statement for the second of two (2) failed consecutive fiscal years. Failure by Hyatt to achieve the Performance Test contemplated in this Section 1 shall not be deemed a default by Hyatt under this Agreement. For the purposes of this Agreement, the term “RevPAR” shall mean the occupancy rate multiplied by the average daily room rate of the Hotel or the Competitive Set, as applicable.
For purposes of this Section 1, the term Competitive Set means the international hotels located in the area of Macau located at Cotai whose age, size (not less than 500 guestrooms), guest standards, clientele, facilities, sizes and locations are comparable to and competitive with those of the Hotel, which as at the date of this Agreement include hotels to be owned or operated by any of the following (it being acknowledged that, at the time of execution hereof, not all of the hotels have been built): Hilton International Corporation; Starwood Hotels & Resorts Worldwide, Inc.; Shangri La Hotels Corporation; Fairmont Raffles Holdings Limited; Venetian Macau; Far East Consortium International Limited; Marriott International; MGM; and Wynn Resorts Limited. In the event that either party hereto in good faith believes that any hotel included in the Competitive Set should be changed because such hotel(s) is no longer competitive with the Hotel (or in the event any such Hotel is not built), such party shall propose a change to the other party, and if the other party agrees, the parties shall designate a new list in writing signed by each of them. If the non-proposing party does not agree, the proposing party shall have the right to submit the dispute to binding arbitration as provided in Article XIV of this Agreement.
Section 2. Cure Rights.
In the event notice has been given to Hyatt of Owner’s election to terminate under Section 1 above, Hyatt shall have the right, within forty-five (45) days of receipt of Owner’s notice, to cure such Performance Test failure on not more than one (1) occasion during the Operating Term by paying to Owner an amount equal to the deficiency between Gross Operating Profit actually achieved for each of the two (2) consecutive operating years in which the Performance Test was failed and the amount equal to 80% of the projected Gross Operating Profit as projected for each such year in the Annual Plan for each such year. In the event Hyatt elects to cure a Performance Test failure, such cure payment shall be deemed a payment by Hyatt to Owner and none of such cure payment shall be repayable to Hyatt. Nothing herein contained shall be deemed to obligate Hyatt to cure any Performance Test failure, and the failure to cure the same shall not be deemed an Event of Default by Hyatt under this Agreement.

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ARTICLE XXI
Special Conditions
Hyatt shall have the right, which may be exercised notwithstanding any claim of force majeure by Owner, to terminate this Agreement without any liabilities for either party other than those that expressly survive such termination in accordance with the terms of this Agreement if:
(1) Owner shall not have obtained, by June 30, 2010, all necessary government approvals decrees, acts, orders, consents, licenses and permits to enable Hyatt, through the General Manager on behalf of the Owner, to operate the Hotel in accordance with the terms of this Agreement; or unless Owner is in compliance with Section 5.4(a) of the TSA.
(2) The Titleholder shall not, by June 30, 2010, have substantially completed the construction, equipping, furnishing and decorating of the Hotel and have caused the Hotel to be delivered to Hyatt unless Owner is in compliance with Section 5.4(a) of the TSA.
[Signatures follow on next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MELCO CROWN COD (GH) HOTEL LIMITED			HYATT OF MACAU LTD.

By:	/s/ Garry Saunders		By:	/s/ Larry Tchou
	Name:	Garry Saunders		Name:	Larry Tchou
	Title:	Director		Title:	Director

By:	/s/ Stephanie Cheung		By:	/s/ Gary Kwok
	Witness:	Stephanie Cheung		Witness:	Gary Kwok

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APPENDIX A
STATEMENT OF PROFIT AND LOSS

Rooms
Revenue
Payroll and related expenses
Other expenses
Departmental income

Food and Beverage
Revenue
Food
Beverage
Cost of Sales
Food
Beverage
Other income
Payroll and related expenses
Other expenses
Departmental income

Telephone departmental income
Net income from minor operated departments
Rentals and Other Income

Total Operating department income

Undistributed operating expenses
Administrative and General
Human Resources
Marketing
Energy costs
Property operation and maintenance
Replacements of and additions to Furnishings and Equipment

Basic Management Fee

Gross Operating Profit

Incentive Management Fee

Owner’s Profit Distribution

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APPENDIX B
Schedule of Pre-Opening Expenses Format
1.0	ADMINISTRATIVE AND GENERAL EXPENSES:
1.1	Payroll and Related Expenses:
(Rooms, Minor Operated Departments, Administrative and General, Personnel and Engineering.

1.2	Business Related Expenses:
•	Professional fees

•	Business Related
•	Travel

•	Entertainment

•	Meeting Expenses
1.3	Office Related Expenses:
•	Office Rental

•	Communication Costs

•	Office Supplies

•	Office Utilities

•	Office Miscellaneous

•	Deposits (communications)

•	Installations — Office Equipment
2.0	SALES AND MARKETING EXPENSES:

2.1	Payroll and Related Expenses:
•	Sales and Marketing Department.
2.2	Business Related Expenses:
•	Office Related Expenses
•	Office Rental

•	Communication Costs

•	Office Supplies

•	Office Miscellaneous
•	Travel

•	Entertainment

•	Meeting Expenses
2.3	Marketing Expenses:
•	Sales Materials:
•	Pre-opening Brochures

•	Fact Sheets

•	Rate Sheets

•	Photography/Slides

•	Destination Folders

•	Posters/Mailings

•	Audio/Visual tools

•	Direct Mail

•	Trade Shows

•	Promotions
•	Advertising

•	Public Relations

•	Chain Allocation

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2.4	Opening Ceremonies:

2.5	Miscellaneous:

3.0	FOOD AND BEVERAGE EXPENSES:

3.1	Payroll and Related Expenses:
•	Food & Beverage Department.
3.2	Business Related Expenses:
•	Office Related Expenses
•	Office Rental

•	Communication Costs

•	Office Supplies

•	Office Miscellaneous
•	Travel

•	Entertainment

•	Meeting Expenses
3.3	Marketing Expenses:
•	Sales Materials:
•	Banquet Brochures

•	Banquet Folders

•	Posters/Mailings

•	Promotional Material
•	Advertising

•	Entertainment and Promotion

•	Market Research
3.4	Training Expenses:
•	Food Testing

•	Beverage/Drink

•	Photography
3.5	Miscellaneous:

4.0	OTHER EXPENSES:

4.1	Training — Support Team Expenses:
•	Salary and Related Expenses

•	Airfares

•	Board and Lodging

•	Miscellaneous
5.0	CONTINGENCIES:

6.0	SOFT OPENING — PROFIT/(LOSS):

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APPENDIX C
Schedule of Initial Inventories & Working Capital Format
1.0	WORKING CAPITAL:

1.1	Cash Fund

1.2	Prepayments (Deposits)

1.3	Accounts Receivable (initial)

1.4	Funding of Operating Losses

2.0	INITIAL INVENTORIES:

2.1	Salable Inventories:
•	Food Inventories

•	Beverage Inventories
2.2	Operating Supplies:
•	Guest Supplies

•	General Supplies

•	Printing Supplies

•	Engineering Supplies

APPENDIX D
Key Operating Principles
1.	The role of the Hotel is to support the core business of gaming in the Casino by providing accommodation and related hospitality services, in line with Grand Hyatt Standards.

2.	When formulating business strategy, the parties should seek to ensure that the goals and objectives of the Hotel are strategically aligned with those for the Casino and the Development as a whole.

3.
The parties should seek to maximize REVPAR by ensuring the highest levels of occupancy as the primary objective over a high room rate. In evaluating REVPAR, the parties will use an appropriate competitive set including the other internationally branded hotels in Macau.

4.
The parties should seek to attract business to the Hotel that will provide the highest potential opportunities for on-spend, and which maximize the profit potential for the Casino and throughout the rest of the Development.

5.
The Hotel should support the Casino by making its facilities available to the most important patrons of the Casino as required provided that appropriate allocations will be made so the Hotel does not incur undue expense.

6.	The Hotel should be operated in a manner that ensures maximum integration with, and fully leverages the facilities available throughout the Development.

7.
It is recognized that Hyatt must (a) protect its brand integrity, (b) be able to maintain the standards required to enable the Hotel to operate in accordance with the Grand Hyatt Standards, and (c) match the performance of the Competitive Set

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Exhibit A1
Development Site
[Please see separate attachment “Exhibit A1”]Exhibit A2
Hotel Site